Exhibit 2.1

ASSET PURCHASE AGREEMENT

Dated as of

November 16, 2009

by and between

DECODE GENETICS, INC.,

as Seller,

and

SAGA INVESTMENTS LLC

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(continued)

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(continued)

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(continued)

Page

List of Exhibits*

Exhibit A - Subscription Agreement
Exhibit B - Limited Guarantee
Exhibit C - Operating Agreement
Exhibit D - Sale Procedures Order
Exhibit E - Sale Procedures
Exhibit F - Sale Order
Exhibit G - Chapter 11 Budget
Exhibit H - Form of Opinion of U.S. Counsel and of Seller’s General Counsel
Exhibit I - Non-Competition Agreement

List of Schedules*

Schedule 1.1(a) - Equity or Other Ownership Interests of Seller in the Iceland Entities
Schedule 1.1(b) - Business Intellectual Property
Schedule 1.1(i) - Assigned Contracts
Schedule 1.1(m) - Seller and U.S. Subs Amounts Receivable Arising from Completed, Unbilled Work in Process Related to the Assigned Contracts
Schedule 1.1(s) - Other Assets Related to the Business
Schedule 1.2(c) - Excluded Intellectual Property
Schedule 1.2(r) - Persons to be Hired by Purchaser, its Affiliates or the Iceland Entities
Schedule 1.2(s) - Excluded Property and Assets
Schedule 4.7 - Capitalization of Purchaser
Schedule 6.5(a) - Potentially Assigned Seller Contracts
Schedule 6.8(j) - Employment Agreements
Schedule 6.19 - Contract Termination
Schedule 7.2(n) - Amounts Owed to Major Creditors
Schedule 7.2(o)-1 - Continuing Employees of Iceland Sub
Schedule 7.2(o)-2 - Continuing Employees of Seller or U.S. Subs

* Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. deCODE agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made as of November 16, 2009 (the “Effective Date”), by and between deCODE genetics, Inc., a Delaware corporation (“Seller”) and Saga Investments LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

A.                                   WHEREAS, promptly, and in no event later than one business day after the date of this Agreement (the “Petition Date”), Seller is commencing a case under chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court (the “Bankruptcy Court”) for the District of Delaware (the “Bankruptcy Case”), thereby creating the estate (the “Bankruptcy Estate”) in accordance with Bankruptcy Code Section 541 et seq., and will continue in the possession of its assets and in the management of its business under Sections 1107 and 1108 of the Bankruptcy Code.

B.                                     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all right, title and interest of Seller and of the Bankruptcy Estate in, to and under the Purchased Assets (as defined in Section 1.1 herein) Related to the Business, free and clear of all Liens, Claims or Interests (as defined in Section 1.1 herein) other than Permitted Liens, on the terms and conditions set forth in this Agreement, pursuant to Sections 363 and 365 of the Bankruptcy Code, and Seller wishes to cause its direct and indirect U.S. subsidiaries, which are identified on Section 5.7 of the Seller Disclosure Schedule, (the “U.S. Subs” and together with the Iceland Entities, the “Seller Subsidiaries”) to sell, assign, transfer and convey all of each such U.S. Subs’ right, title and interest to any Purchased Assets to Purchaser.

C.                                     WHEREAS, to induce Seller to enter into this Agreement, Purchaser has entered into Subscription Agreements for an aggregate equity commitment amount of $31 million of even date herewith in the form attached hereto as Exhibit A (the “Subscription Agreements”) by and among Purchaser and certain investors named therein (the “Investors”) and the Investors have entered into Limited Guarantees of even date herewith in favor Seller in the form attached hereto as Exhibit B (the “Limited Guarantees”).

NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants hereinafter set forth, Purchaser and Seller hereby agree as follows:

AGREEMENT

ARTICLE 1
PURCHASE AND SALE OF ASSETS

1.1                               Agreement to Sell and Purchase Assets.  Subject to the terms and conditions of this Agreement and entry of the Sale Order, and in reliance on the representations, warranties and covenants set forth herein, Seller shall, or shall cause one or more of its U.S. Subs to, sell, assign, transfer and convey to Purchaser, and Purchaser shall, or shall cause one or more of its Affiliates to, purchase and acquire from Seller or any of its U.S. Subs at the Closing, free and clear of any claim, demand, charge, easement, assessment, encumbrance, lease, covenant, security interest, mortgage, lien, option, pledge, rights of others, right of way, right of first option, right of first refusal, reservation, defect in the title, encroachment, adverse claim, license or restriction (whether on voting, sale, transfer, disposition or otherwise), adverse claim of title, ownership or right to use, whether imposed or arising by agreement, understanding, law, equity or otherwise (whether or not any of the above are perfected), except for any restrictions on transfer generally arising under any applicable federal or state securities law (collectively, and in each case including without limitation all “interests” as such term is used in Section 363(f) of the Bankruptcy Code, “Liens, Claims or Interests”), all of Seller’s and each of its U.S. Subs’ and all of the Bankruptcy Estate’s right, title and interest in, to and under the assets, property, rights and claims of Seller and its U.S. Subs and the Bankruptcy Estate, wherever located, real, personal or mixed, whether tangible or intangible, of every kind and description, other than the Excluded Assets (each a “Purchased Asset” and collectively, the “Purchased Assets”), including any such right, title and interest to and under the following:

(a)                                  all equity or other ownership interests of Seller in Iceland Sub, which shall in turn continue to retain all equity or other ownership interests of the only subsidiary of Iceland Sub (together with the Iceland Sub, the “Iceland Entities”), which interests shall be identified on Schedule 1.1(a);

(b)                                 all Business Intellectual Property and other intangible assets Related to the Business, including without limitation all Registered IP and the Intellectual Property Related to the Business listed on Schedule 1.1(b), wherever held or registered, including all proprietary Software, all assignable licensed Software, and the right to sue and collect damages related thereto for past, present and future infringement of any of the foregoing;

(c)                                  all Regulatory Materials;

(d)                                 all of Seller’s and its U.S. Subs’ rights, claims, counterclaims, credits, causes of action and rights of set-off against third parties Related to the Business, or otherwise related to the Assumed Liabilities, Purchased Assets or Assigned Contracts, including, without limitation, invention assignment agreements and confidentiality agreements, in effect on or prior to the Closing Date;

(e)                                  all of Seller’s and its U.S. Subs’ rights, claims, counterclaims, credits, causes of action and rights of set-off against the Iceland Entities;

(f)                                    all tax returns and related work papers with respect to Taxes of the Iceland Entities;

(g)                                 any rights of Seller or the Iceland Entities to Tax Refunds, credits or similar benefits Related to the Business;

(h)                                 all insurance benefits, including rights and proceeds and refundable premiums arising from or related to the Purchased Assets or the Assumed Liabilities or Related to the Business prior to the Closing;

(i)                                     all Seller Assigned Contracts and U.S. Sub Contracts listed on Schedule 1.1(i) (the “Assigned Contracts”), which schedule Purchaser shall finalize and deliver to Seller by the Contract Determination Date;

(j)                                     all Inventory and supplies Related to the Business, wherever located, (whether held at any location or facility of Seller or of any U.S. Sub or in transit to Seller or any Seller Subsidiary) at the time of the Closing (as defined in Section 3.3 below);

(k)                                  all inter-company receivables of Seller and or any U.S. Sub under which amounts are or may be owned by the Iceland Entities;

(l)                                     Accounts Receivable of Seller and U.S. Subs arising from invoices outstanding Related to the Business on the Closing Date;

(m)                               Seller and the U.S. Subs amounts receivable arising from completed, unbilled work in process related to the Assigned Contracts as identified on Schedule 1.1(m), such amounts to be updated to the Closing Date at Closing;

(n)                                 all credits, prepaid expenses, deferred charges, advance payments, security or other deposits, prepaid items, duties, and right to offset, to the extent Related to the Business;

(o)                                 all guaranties, warranties, indemnities and similar rights in favor of Seller or the U.S. Subs to the extent Related to the Business;

(p)                                 all Governmental Authorizations and Non-Governmental Authorizations held by Seller or any Seller Subsidiary that are Related to the Business and all applications therefore or renewals thereof;

(q)                                 all organizational documents, foreign qualifications, taxpayer and other identification numbers, minute books, stock transfer or ledger books, corporate seals, data, books of account, ledgers, financial and accounting records, files, invoices, customers’ and suppliers’ lists, marketing lists, other distribution and mailing lists, price lists, reports, plans, advertising materials, sales and marketing materials, catalogs, billing records, sales and promotional literature, manuals, manufacturing, quality and engineering records, and customer and supplier information correspondence (the “Records”) to the extent relating to the Purchased Assets or Related to the Business; provided that Seller shall be entitled to retain copies of all such Records for purposes of administering the Bankruptcy Case;

(r)                                    all cash proceeds from the DIP Loan or the Bridge Loan held by or on behalf of Seller or the U.S. Subs as of the Closing Date;

(s)                                  all other assets listed on Schedule 1.1(s).

Notwithstanding the foregoing and for the avoidance of doubt, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Purchased Assets unless Purchaser expressly assumes that Liability pursuant to Section 2.1.

1.2                               Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, the Purchased Assets shall not include any assets excluded by the terms of this Section 1.2 (the “Excluded Assets”), such Excluded Assets consisting in their entirety of Seller’s, the U.S. Subs’ and the Bankruptcy Estate’s right, title and interest in, to and under the following:

(a)                                  any asset or class of assets excluded from the definition of Purchased Assets set forth in Sections 1.1(a)-1.1(s) by virtue of the limitations expressed therein;

(b)                                 all of the equity interests in the U.S. Subs as of the date hereof;

(c)                                  all of Seller’s and the U.S. Subs’ Intellectual Property and intangible assets that are not Related to the Business as listed on Schedule 1.2(c) (collectively, “Excluded Intellectual Property”);

(d)                                 to the extent not a Purchased Asset under Section 1.1, all of Seller’s and the U.S. Subs’ tangible assets;

(e)                                  the compound historically designated as DG031, including any development and commercialization obligations related thereof and any agreement related thereto;

(f)                                    all cash and cash equivalents of Seller and the U.S. Subs, including, but not limited to, all cash deposits, the net cash proceeds (as well as any non-cash net proceeds) from any sale of the capital stock and/or assets of any one or more of the U.S. Subs and the proceeds from the purchase by Purchaser of the Purchased Assets;

(g)                                 all rights of Seller under the Auction Rate Securities Purchase Agreement with NBI hf., an Icelandic financial institution, dated January 16, 2009 pursuant to which Seller sold certain auction-rate securities (the “ARS”) and all rights with respect to the ARS;

(h)                                 U.S. real property leases or any other interests in U.S. real property of Seller or the U.S. Subs;

(i)                                     any executory contracts or leases of Seller other than the Assigned Seller Contracts (the “Excluded Contracts”);

(j)                                     any employment or consulting agreements of Seller or any of the U.S. Subs;

(k)                                  assets of any Seller Plan qualified under Section 401(a) of the Code;

(l)                                     all Tax assets (including duty and tax refunds and prepayments) of Seller or any of the U.S. Subs;

(m)                               all Tax Returns of Seller or any of the U.S. Subs and all books and records (including working papers) related thereto;

(n)                                 all insurance policies of Seller and the U.S. Subs and insurance proceeds which Seller or any U.S. Sub has a right to receive and rights thereunder, in each such case to the extent that they are not Related to the Business;

(o)                                 all credits, prepaid expenses, deferred charges, advance payments, security or other deposits, prepaid items, rights to offset, and duties to the extent not Related to the Business;

(p)                                 all minute books, stock records and corporate seals of Seller and the U.S. Subs;

(q)                                 the shares of capital stock of Seller held in treasury;

(r)                                    all personnel records of Seller and the U.S. Subs other than the records of a person that may be hired by Purchaser, its Affiliates or the Iceland Entities that is set forth on Schedule 1.2(r); and

(s)                                  the property and assets listed on Schedule 1.2(s).

1.3                               License to Excluded Intellectual Property.  Seller, on behalf of itself and the U.S. Subs, hereby grants to Iceland Sub a worldwide, non-exclusive, non-transferable, irrevocable, perpetual, fully paid-up license under the Excluded Intellectual Property for a period of two (2) years after Closing solely as such Excluded Intellectual Property is related to the development of Purchased Compounds.  This license is not sublicensable by the Iceland Sub except to existing or future Affiliates of the Iceland Sub involved in the development of the Purchased Compounds.  Seller shall and shall cause the U.S. Subs to enter into such further agreements and make such filings as may be reasonably requested by Purchaser to affect such license.

ARTICLE 2
LIABILITIES

2.1                               Assumed Liabilities.  Subject to the terms and conditions of this Agreement and entry of the Sale Order, at and as of the Closing, Purchaser shall assume and agree to pay, perform, discharge and satisfy when due in accordance with terms the Liabilities of Seller and the Bankruptcy Estate to perform under the Assigned Contracts from and after the Closing Date expressly agreed to be assumed by Purchaser in writing and identified on Schedule 1.1(i) hereto (the “Assumed Liabilities”).

2.2                               Excluded Liabilities.  Seller and the U.S. Subs shall retain and be responsible for all Liabilities other than the Assumed Liabilities.  For the avoidance of doubt and except to the extent expressly included in the Assumed Liabilities, and to the maximum extent permitted by law, Purchaser shall not assume, and shall have no liability or obligation for any other Liabilities of Seller, the Bankruptcy Estate or the U.S. Subs, as a successor in interest or otherwise, including without limitation any liability arising out of or related to any of the following (collectively, the “Excluded Liabilities”):

(a)                                  current or former employee or consultant of Seller, the U.S. Subs or the Bankruptcy Estate, including any Liability with respect to or arising out of any Seller Plan, any Liability, if and as applicable, with respect to the Worker Adjustment and Retraining Notification (WARN) Act and any Liability with respect to the Consolidated Omnibus Budget Reconciliation Act, as amended (COBRA), coverage for employees or consultants of Seller, the

U.S. Subs or the Bankruptcy Estate, whether terminated prior to, as part of or at any time after the consummation of the transactions set forth in this Agreement;

(b)                                 Seller Plan that is not an Iceland Entity Benefit Plan, whether or not such Liability or obligation arises prior to, on, or following the Closing;

(c)                                  any costs or expenses incurred in connection with or related to the administration of the Bankruptcy Case, including without limitation any accrued professional fees and expenses of attorneys, accountants, financial advisors and other professional advisors related to the Bankruptcy Case;

(d)                                 Liabilities under any warranty, guaranty or similar obligation of Seller, the U.S. Subs or the Bankruptcy Estate arising from or relating to any acts or transactions prior to the Closing Date;

(e)                                  any Liabilities or obligations with respect to any litigation, or to Seller’s Knowledge, threatened litigation, or claim, obligation, damages, costs and expenses relating to or arising out of any acts or omissions of Seller, the U.S Subs or the Bankruptcy Estate or any use of any of the Purchased Assets prior to the Closing Date, whether arising under contract, tort, civil or criminal law or otherwise;

(f)                                    Liabilities for environmental claims, whether arising under contract or Law, including without limitation any and all Laws relating to pollution or the environment, including the Comprehensive Environmental Recovery, Compensation, and Liability Act, as amended, 42 U.S.C. § 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq. (“RCRA”), the Clean Air Act, 42 U.S.C. § 7401, the Occupational Safety and Health Act, 29 U.S.C. § 600, et seq. (“OSHA”), and all other state or federal laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substance into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the processing, generation, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substance (collectively, “Environmental Laws”);

(g)                                 (i) any and all Taxes of Seller, the U.S. Subs or the Bankruptcy Estate and (ii) any Taxes imposed on or with respect to the Purchased Assets or the Business (including without limitation any Taxes of the Iceland Entities) relating to any taxable period (or portion thereof) ending on or prior to the Closing Date;

(h)                                 all Liabilities in respect of all indebtedness of Seller, its U.S. Subs or the Bankruptcy Estate;

(i)                                     any accounts payable of Seller and the U.S. Subs (to the extent not owed to Seller or its U.S. Subs), or the Bankruptcy Estate;

(j)                                     Liabilities and obligations arising under any and all Seller Contracts and U.S. Sub Contracts other than the Assigned Contracts;

(k)                                  except as otherwise provided in this Agreement, Liabilities and obligations under the Assigned Contracts accruing, arising out of or to be performed prior to the effective date of the assignment to Purchaser of the Assigned Contracts;

(l)                                     any Reclamation Claim or Liability related thereto; or

(m)                               any Liabilities arising under any and all Excluded Assets, including Liabilities arising from the termination of those agreements set forth on Schedule 6.19 hereto.

ARTICLE 3
LOAN, PURCHASE PRICE AND CLOSING

3.1                               Purchaser’s DIP Loan to Seller and Liquidated Damages.  As of the date of the execution of this Agreement, Purchaser is the beneficial holder of a note from Seller related to a bridge loan to Seller (the “Bridge Loan”) in the principal amount of $5,424,000 and has entered into an agreement to provide debtor in possession financing to Seller (the “DIP Loan”) in an aggregate principal amount up to $11,117,928  (the sum of (i) the principal amount plus any accrued and unpaid interest or fees of the DIP Loan as of the Closing Date together with, if any, (ii) the principal amount plus any accrued but unpaid interest or fees of the Bridge Loan, the “Loan Amount”).  The DIP Loan and Bridge Loan are secured by liens on substantially all assets of Seller and Seller Subsidiaries, including all equity interests held by Seller, and guaranteed by Seller Subsidiaries.  At the Closing, Purchaser shall deliver the greater of (i) the Base Cash Price (defined below) minus the Loan Amount and (ii) the Minimum Cash Amount to Seller; provided, however:

(a)                                  if this Agreement is terminated for any reason (other than pursuant to Section 10.1(d)(ix)), Seller shall repay the total Loan Amount to Purchaser promptly and in any event within 15 days of termination; and

(b)                                 if this Agreement is terminated by Purchaser pursuant to Section 10.1(d)(ix), Seller shall deliver to Purchaser the Loan Amount reduced by $1 million promptly and in any event within 15 days of termination, and upon such delivery the DIP Loan shall be deemed fully repaid and terminated.

Purchaser and Seller agree that it would be impracticable and extremely difficult to affix damages incurred by Seller if Purchaser defaults on its obligations as described in this Section 3.1 and that any amounts retained by Seller pursuant to this Section 3.1 (collectively, the “Liquidated Damages”) represents a reasonable estimate of Seller’s damages in such circumstances.

3.2                               Purchase Price.  If, at the conclusion of the Auction authorized by the Sale Procedures Order, Purchaser is declared the Successful Bidder, then in consideration of the sale, transfer, conveyance and assignment of the Purchased Assets to Purchaser, Purchaser shall furnish to Seller for and on account of the Purchased Assets the Purchase Price as defined by this Section 3.2.

(a)                                  The “Purchase Price” shall be comprised of the following components:

(i)                                     The base cash consideration (which may be paid by crediting the outstanding Loan Amount on the Closing Date, subject to the Minimum Cash Amount being paid in cash) for the Purchased Assets (the “Base Cash Price”) shall be the greater of (x) $11 million or (y) the Loan Amount.

(ii)                                  The additional cash consideration for the Purchased Assets (the “Additional Cash Price”) shall be an amount equal to the remainder of (x) 25% of the net cash proceeds (as well as any marketable and reasonably quantifiable non-cash net proceeds) from the sale, license or other monetization of the Purchased Compounds, received within 24 months after the Closing Date (the “Net Cash Proceeds”), minus (y) the Minimum Cash Amount.  Except as provided in Section 3.2(a)(iii), no portion of the Additional Cash Price shall be payable prior to the nine (9) month anniversary date from the Closing (the “Additional Cash Release Date”).

(iii)                               Notwithstanding Section 3.2(a)(ii), at the Closing, Purchaser shall withhold an amount equal to 15% of the Base Cash Price (the “Holdback Amount”) from the Additional Cash Price as described in Section 3.2(a)(ii), which such amount (subject to adjustment in accordance with Section 9.10) shall be payable on the Additional Cash Release Date if no unresolved claims under ARTICLE 9 are then outstanding; provided, however, that if the Additional Cash Price exceeds the Holdback Amount, Purchaser shall distribute the difference between Additional Cash Price and Holdback Amount to Seller.  Furthermore, if any portion of the Net Cash Proceeds are received prior to the Closing (the “Advance Proceeds”), Seller shall be entitled to retain an amount that equals to 25% of the Advance Proceeds minus the Minimum Cash Amount subject to reservation of the Holdback Amount, if such amount is a positive amount and the other 75% of the Advance Proceeds shall be paid to Purchaser at the Closing and be deemed an additional Purchased Asset without any obligation of Purchaser to pay additional consideration; provided, however, that if such Advance Proceeds are so received and, after such retention by Seller, paid to Purchaser, there shall not thereafter be any deduction of the Minimum Cash Amount from the Net Cash Proceeds or any reduction in the aggregate liquidation preference of the Junior Preferred Interest (as defined below), notwithstanding any other provision of this Agreement to the contrary.

(iv)                              Concurrently with the Closing, Seller shall also receive a non-cash consideration (the “Non-Cash Price”) in the form of Series A-1 Preferred Shares of Purchaser the “Junior Preferred Interest”) in accordance with the operating agreement of the Purchaser substantially in the form attached as Exhibit C hereto, to which Seller shall become a party at the Closing (the “Operating Agreement”).

(b)                                 Other than the Purchase Price described in Section 3.2(a), Iceland Sub and Purchaser shall not be obligated to pay any amounts to or have any obligations to Seller or any of its Affiliates after the Closing.

(c)                                  Seller shall be solely and absolutely responsible for paying or otherwise effecting any cure under any of the Assigned Contracts prior to assigning such contracts to Purchaser, without recourse to Purchaser or adjustment to the Purchase Price.

3.3                               Closing.  The closing (the “Closing”) of the sale and purchase of the Purchased Assets and assumption of the Assumed Liabilities shall take place within one business day after the satisfaction or waiver of the conditions to Closing set forth in ARTICLE 7 herein, at the offices of O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, CA 94025, or at such other place and time as may be agreed upon by the parties hereto (the date on which the Closing occurs is the “Closing Date”).  The parties agree to use all commercially reasonable efforts to ensure satisfaction of the conditions set forth in ARTICLE 7 so as to enable the parties to effect the Closing on or prior to the date that is 60 days after the date of this Agreement.

3.4                               Taxes.

(a)                                  Any sales, transfer, use or other Taxes (collectively, “Transfer Taxes”) imposed as a result of the sale of the Purchased Assets to Purchaser shall be paid by Seller and the Seller shall file all Tax Returns required to be filed in connection with such Transfer Taxes.

(b)                                 Purchaser and Seller shall allocate the Purchase Price and Assumed Liabilities to the Purchased Assets (the “Allocation”) in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”).  In making such allocation, the parties shall use good faith to agree upon the Allocation within 120 days after the Closing Date.  If the parties reach such an agreement, such agreement shall be binding on each party and each party shall file its tax returns, including with respect to Internal Revenue Service Form 8594 (or such successor form) consistently with such agreement, unless otherwise required by law.

(c)                                  Notwithstanding any other provision in this Agreement, Purchaser shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign Tax law or under any applicable legal requirements.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

3.5                               Right to Insurance Proceeds.  Without affecting the rights of Purchaser under any other provision of this Agreement, in the event that from and after the date hereof and prior to the Closing any part of the Purchased Assets is damaged, lost or destroyed (whether by fire, theft or other casualty event), and such damage, loss or destruction is covered by insurance policies in effect, then upon the Closing, Seller shall transfer to Purchaser the proceeds (or the right to the proceeds) of any applicable insurance for Purchased Assets so damaged, lost or destroyed.

3.6                               Affiliate Acquisitions.  Notwithstanding anything to the contrary contained in this Agreement, Purchaser may elect to have any or all of the Purchased Assets conveyed or transferred to, or any of the Assumed Liabilities assumed by, one or more of its Affiliates so long as no such election results in any greater cost or obligation than Seller would otherwise have had; provided, however, that no such election shall relieve Purchaser of any of its obligations to Seller hereunder with respect to the Assumed Liabilities or otherwise.  The Base Cash Price shall be allocated among those Purchased Assets to be conveyed to Purchaser and those Purchased Assets to be conveyed to the respective U.S. Subs of Purchaser.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing that all the following statements are true, accurate and correct:

4.1                               Organization.  Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2                               Power and Authority.  Purchaser has all requisite corporate power and authority to enter into and deliver this Agreement and all other documents that Purchaser is required to execute and deliver hereunder and to perform its obligations hereunder.  The signing, delivery and performance by Purchaser of this Agreement and the consummation of all the transactions contemplated hereby have been duly and validly authorized by Purchaser and any governing body whose permission Purchaser must obtain prior to entering into this Agreement or consummating the transactions contemplated hereby.  This Agreement has been, and as of the Closing each of the Ancillary Agreements to which Purchaser is a party will have been, duly and validly executed and delivered by Purchaser and constitutes its valid and binding obligation, enforceable against Purchaser in accordance with its terms, subject only to the laws relating to bankruptcy, insolvency and relief of debtors and rules and laws governing specific performance, injunctions, relief and other equitable remedies.

4.3                               Authorization for this Agreement.  Subject to the entry of the Sale Order, no authorization, approval, consent of, or filing with any Governmental Entity or other third party is required for the consummation by Purchaser of the transactions contemplated by this Agreement, which has not been obtained or made.

4.4                               No Conflict.  Neither the execution and delivery by Purchaser of this Agreement, the consummation of the transactions contemplated hereby or thereby, nor the compliance with or fulfillment of the terms, conditions or provisions hereof by Purchaser, with or without the giving of notice or the passage of time or both, directly or indirectly:

(a)                                  violates any provision of the Governing Documents of Purchaser; or

(b)                                 violates, results in a breach or constitutes a default under or gives any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or to exercise or obtain any relief under any Law to which Purchaser is subject, or under any Governmental Authorization held by Purchaser.

4.5                               Finders.  No broker, finder or investment banker retained by or working on behalf of Purchaser or any Affiliate of Purchaser is entitled to any fee or commission from Seller or the Bankruptcy Estate for services rendered on behalf of Purchaser or any Affiliate of Purchaser in connection with the transactions contemplated by this Agreement.

4.6                               Litigation.  There is no civil, criminal or administrative Proceeding pending or threatened before any Governmental Entity against Purchaser or any Affiliate of Purchaser which seeks to enjoin, prohibit or otherwise prevent the transactions contemplated hereby.

4.7                               Capitalization.  As of immediately prior to the Closing, Purchaser’s authorized and issued capital, including the name of each holder of equity securities, along with the proposed capitalization of Purchaser immediately after the Closing shall be as set forth on Schedule 4.7.

4.8                               Commitment; Sufficient Funds.  Purchaser has provided to Seller true and complete copies of each Subscription Agreement.  Prior to the date of this Agreement, (i) the Subscription Agreements have not been amended or modified, (ii) no such amendments or modification is contemplated and (iii) the commitments contained in the Subscription Agreements have not been withdrawn or rescinded in any respect.  The Subscription Agreements are in full force and effect as of the date of this Agreement and are the valid, binding and enforceable obligations of Purchaser and the other parties thereto.  There are no conditions precedent or other contingencies related to the funding of the full amount of the financing contemplated by the Subscription Agreements (the “Financing”).  As of the date of this Agreement, (i) no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of Purchaser under the Subscription Agreements and (ii) Purchaser has no reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be made available to Purchaser on the Closing Date.  Purchaser will have at and after the Closing funds sufficient to pay (A) the aggregate Purchase Price and (B) any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and to pay all related fees and expenses.

4.9                               Limited Guarantee.  Concurrently with the execution of this Agreement, Purchaser has caused the Investors to deliver to Seller the duly executed Limited Guarantees. The Limited Guarantees are in full force and effect.

4.10                        Condition of the Purchased Assets.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in ARTICLE 5 (as modified by the Seller Disclosure Schedule as supplemented or amended).  Any claims Purchaser may have for breach of a representation or warranty shall be based solely on the representations and warranties of Seller set forth in ARTICLE 5 (as modified by the Seller Disclosure Schedule as supplemented or amended).  Purchaser further agrees that, except as otherwise specifically provided in this Agreement, Seller makes no representations or warranties, express or implied, with respect to any matter relating to the Purchased Assets, including without limitation any implied warranty of merchantability or fitness for any particular purpose. Accordingly, if the Closing occurs, Purchaser will accept the Purchased Assets at the Closing Date “AS IS” and “WHERE IS,” subject to the provisions of this Agreement and the Sale Order providing that the sale of the Purchased Assets is free and clear of all Liens, Claims or Interests.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding section of the disclosure schedule delivered by Seller to Purchaser at the execution and delivery of this Agreement (the “Seller Disclosure Schedule”) (which shall be arranged in sections corresponding to the sections contained in this

ARTICLE 5 and the disclosure in any section shall qualify such sections), Seller represents and warrants to Purchaser as of the date hereof and as of the Closing that all of the following statements are true, accurate and correct:

5.1                               Organization and Qualification.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate the assets it purports to own or use, to carry on the Business as currently conducted, and to perform all its obligations under the Seller Contracts.  Seller is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the ownership or operation of the Purchased Assets or the conduct of the Business requires such qualification and in which the failure to so qualify would have a Material Adverse Effect.  Section 5.1 of the Seller Disclosure Schedule sets forth a complete and accurate list of Seller’s jurisdiction of incorporation and any other jurisdiction in which it is qualified to do business as a foreign corporation.

5.2                               Power and Authority.  Subject to the entry of the Sale Order, Seller has full power and authority to enter into and perform its obligations under this Agreement without the consent, approval or authorization of, or obligation to notify, any Governmental Entity or other Person.  Subject to the entry of the Sale Order, Seller has or will have as of the Closing Date the full right, power and authority to execute, deliver and carry out the terms of this Agreement, and has obtained or will obtain prior to the Closing Date all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Seller hereby.  Subject to Purchaser’s representations and warranties in ARTICLE 4 herein, each of this Agreement and each Ancillary Agreement executed by Seller, upon entry of the Sale Order which shall constitute a valid and binding obligation of Seller, is, will be valid and binding Obligations of Seller and enforceable in accordance with its terms, such enforceability shall be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, now or hereafter in effect, and subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3                               No Violation of Laws or Agreements; Consents.  Subject to the entry of the Sale Order, neither the execution and delivery by Seller of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby, nor the compliance with or fulfillment of the terms, conditions or provisions hereof by Seller, with or without the giving of notice or passage of time, or both, directly or indirectly:

(a)                                  violates any provision of the Governing Documents of Seller or any Seller Subsidiary, or any resolution adopted by the board of directors or the shareholders of Seller;

(b)                                 violates or results in a breach or constitutes a default under or gives any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or to exercise or obtain any relief under any Law to which Seller or any Seller Subsidiary is subject, or under any Governmental Authorization held by Seller or any Seller Subsidiary or otherwise Related to the Business; or

(c)                                  conflicts with, breaches, constitutes a default or an event of default under any of the terms of, results in the termination, expiration or cancellation of, creates an obligation or adversely affects a right under, requires a notice under, imposes additional obligations or loss of rights under, accelerates the maturity or expiration date of any lease, license, indenture, mortgage or any other contract Related to the Business or otherwise relating to a Purchased Asset to which Seller of any Seller Subsidiary is a party or by which its assets may be bound or affected.

5.4                               Consents and Approvals.  No Authorizations, notices or filings are required to be obtained by Seller or any of the Seller Subsidiaries from, or to be given by Seller or any of the Seller Subsidiaries to, or made by Seller or any of the Seller Subsidiaries with, any Person, including any Governmental Entity or Self-Regulatory Organization, in connection with the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements.  No Authorization, notice or filing is required to be obtained by Seller or any of the Seller Subsidiaries from, or to be given by Seller or any of the Seller Subsidiaries to, or made by Seller or any of the Seller Subsidiaries with, any Person which is not a Governmental Entity or Self-Regulatory Organization in connection with the execution, delivery and performance by Seller or any of the Seller Subsidiaries of this Agreement and any Ancillary Agreements.

5.5                               Finders.  No broker, finder or investment banker retained by or working on behalf of Seller, any Seller Subsidiary or the Bankruptcy Estate is entitled to any fee or commission from Purchaser for services rendered on behalf of Seller or the Bankruptcy Estate in connection with the transactions contemplated by this Agreement.

5.6                               Title.  Seller and the Seller Subsidiaries are the only record, legal or beneficial owner of and have and/or at the Closing will have and will transfer to Purchaser good and marketable title to, or a valid leasehold interest in, all the Purchased Assets, free and clear of all Liens, Claims or Interests other than Permitted Liens, in the manner and to the extent set forth in the Sale Order.

5.7                               Subsidiaries.

(a)                                  Section 5.7 of the Seller Disclosure Schedule sets forth each Seller Subsidiary, including the jurisdiction of organization of each such Seller Subsidiary, any other jurisdiction in which it is qualified to do business, and its authorized and outstanding capital stock or other equity interests as of the date hereof.  Seller or a Seller Subsidiary holds all of the outstanding ownership interests in each Seller Subsidiary.  Each Iceland Entity has all necessary company power and authority to own its properties and assets and to carry on its business (including the Business) as currently conducted, to perform all its obligations under the Iceland Contracts, and is duly qualified or licensed to do business as a foreign company in all jurisdictions in which the character or the location of the assets owned or leased by it or the nature of the business conducted by it requires licensing or qualification and in which the failure to so qualify would have a Material Adverse Effect and is in good standing in each such jurisdiction.  True, correct and complete copies of the organizational and charter documents of each of Seller and Iceland Entities as in effect on the date hereof have been delivered to Purchaser.  Seller or Iceland Sub owns all right, title and interest in and to, all outstanding stock and other equity interests of the Iceland Entities. All of the outstanding stock and other equitable interests of the Iceland Entities have been duly authorized, and are validly issued, fully paid and non-assessable.

(b)                                 There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which the Iceland Entities are or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of the Iceland Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The outstanding stock and other equity interests of the Iceland Entities are not subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such stock or other equity interests. There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the stock or other equity interests of the Iceland Entities.

(c)                                  Seller has good and valid title to the outstanding stock and other equity interests of the Iceland Sub, free and clear of all Liens, Claims or Interests other than Permitted Liens as set forth in Section 5.7(c) of the Seller Disclosure Schedule, and upon delivery by Seller of the outstanding stock and other equity interests of the Iceland Sub at Closing, good and valid title to the outstanding stock and other equity interests of the Iceland sub, free and clear of all Liens, Claims or Interests, will pass to Purchaser.

(d)                                 Other than its subsidiary, Iceland Sub does not own, directly or indirectly, any capital stock or other equity interests of any Person or have any direct or indirect equitable or ownership interest in any business.  Iceland Sub is not a member of or participant in any partnership, joint venture or similar Person. There are no outstanding contractual obligations of the Iceland Sub to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.8                               Financial Statements.

(a)                                  True and correct copies of (i) the audited consolidated balance sheet and income statement as of and for the years ended December 31, 2006, 2007 and 2008 for Seller and its consolidated subsidiaries are set forth in its Annual Report on Form 10-K for the year ended December 31, 2008 (the “Audited Financial Statements”), (ii) the unaudited consolidated balance sheet and income statement as of and for the six months ended June 30, 2009 for Seller are set forth in Seller’s Report on Form 10-Q for the second quarter of the year ending December 31, 2009 (the “June 30 Financial Statements”), and (iii) unaudited non-consolidated balance sheet and income statement as of and for the year ended December 31, 2008 (the “Non-Consolidated Financial Statements” and together with the Audited Financial Statements and the June 30 Financial Statements, the “Financial Statements”) have been delivered to Purchaser prior to the Effective Date.

(b)                                 The Financial Statements (i) have been derived from the books and records of Seller and Seller Subsidiaries and are compiled on the basis of and consistent with the respective audited balance sheets and income statements of such entity or entities, as the case may be, at the dates and for the relevant periods indicated, (ii) have been prepared in accordance with GAAP, and (iii) present fairly in all material respects the financial condition and results of operation of the entities specified in the Financial Statements at the dates and for the relevant periods indicated (in each of clause (i), (ii) and (iii) except for the absence of any notes thereto and subject to periodic accruals and other normal year-end adjustments with respect to the unaudited Financial Statements). Seller has also delivered to Purchaser copies of all letters from Seller’s auditors to the board of directors or the audit committee thereof, during the thirty-six (36) months preceding the execution of this Agreement. There are no material off balance sheet transactions, arrangements, obligations, or relationships attributable to the Business or to which the Iceland Sub is a party that may have a Material Adverse Effect, other than those summarized on Section 5.8(b) of the Seller Disclosure Schedule.

5.9                               No Change.  Since June 30, 2009 through the date of this Agreement there has not been:

(a)                                  any material and adverse change in the financial condition of the Iceland Entities or the Business;

(b)                                 any material damage to, or destruction, demolition, physical loss or alteration of any Purchased Assets or assets otherwise Related to the Business, whether or not covered by insurance;

(c)                                  any sale, lease or other disposition of any material assets Related to the Business or any Purchased Assets, or any condemnation or expropriation or other taking of any Purchased Assets or assets Related to the Business by any Governmental Entity;

(d)                                 any material write-offs, write-downs or write-ups of the value of any of the Inventory or other assets Related to the Business or the Purchased Assets or the Iceland Entities;

(e)                                  other than the Bridge Loan, any material mortgage or pledge of, or any factoring or similar transaction involving, any asset Related to the Business, any Purchased Asset, the Iceland Entities or otherwise Related to the Business;

(f)                                    other than the Bridge Loan, any creation or assumption of any material indebtedness related to the Purchased Assets, Related to the Business or of the Iceland Entities;

(g)                                 any material change in the accounting methods, principles or practices employed by Seller or the Iceland Entities, except as may be required by GAAP or by any Governmental Entity;

(h)                                 the making of or any change to a material tax election, any material change to a method of tax accounting, a filing of amended tax returns or the settlement, compromise or consent to the entry of judgment with respect to any audit, litigation or similar proceeding relating to taxes, each as related to the Iceland Entities or Related to the Business;

(i)                                     a material change to any product or service of Seller or any Seller Subsidiary Related to the Business or otherwise related to a Purchased Asset; or

(j)                                     any agreement or commitment by Seller or any Seller Subsidiary to do any of the foregoing.

5.10                        Absence of Undisclosed Liabilities.  Except for liabilities or obligations set forth on the Financial Statements, neither Seller nor any of the Seller Subsidiaries has any material liability (whether known or unknown, absolute or contingent, or otherwise), that would have been required to be reflected on, reserved against or otherwise described in the Financial Statements in accordance with GAAP, except for liabilities that have arisen since June 30, 2009 in the ordinary course of business.

5.11                        Litigation.  There is no civil, criminal or administrative Proceeding pending or threatened before any Governmental Entity against Seller or any Seller Subsidiary which seeks to enjoin, prohibit or otherwise prevent the transactions contemplated hereby or which is Related to the Business.  No Order has been instituted by or against Seller or any Seller Subsidiary or any of the Purchased Assets or Related to Business that has not been settled or resolved, or which has been, to Seller’s Knowledge, threatened against or affects Seller or any Seller Subsidiary or any of the Purchased Assets or the Business, and, to Seller’s Knowledge, there is no basis for the same.  None of the Purchased Assets or assets otherwise Related to the Business is subject to any Order.

5.12                        Regulatory Compliance.

(a)                                  The use and operation of the Purchased Assets and the operation of the Business are in compliance in all material respects with all applicable Laws, there are no material violations of any such Laws, and neither Seller nor any of its Affiliates has received any written notice from any Governmental Entity or Self-Regulatory Organization alleging any existing material non-compliance with any applicable Laws.

(b)                                 Seller and Seller Subsidiaries are in compliance in all material respects with all applicable Law related to the operation of the Business or the development (including any pre-clinical or clinical development), manufacture or commercialization of the Business Products.  There are no pending or, to Seller’s Knowledge, threatened in writing actions by the FDA or other Governmental Entities which would prohibit or impede the conduct of the Business as currently conducted or contemplated to be conducted.  Seller and Seller Subsidiaries have timely filed all forms, applications, statements, reports, data and other information required to be filed with any Governmental Entity except where a failure to file timely would not reasonably be expected to have a Material Adverse Effect.  Neither Seller nor any Seller Subsidiary has made any material false statements on, or, to Seller’s Knowledge, material omissions from, the applications, approvals, reports and other submissions Seller or any Seller Subsidiary has made to the FDA or other Governmental Entities prepared or maintained to comply with the requirements of the FDA or such other Governmental Entities relating to the Business or the Business Products that would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy with respect to “Fraud, Untrue

Statements of Material Facts, Bribery, and Illegal Gratuities,” or similar policies, set forth in any applicable Laws.

(c)                                  The conduct of Seller and Seller Subsidiaries has not violated, and as presently conducted does not violate, the Clinical Laboratories Improvements Acts of 1988 (“CLIA”) and any rules, regulations or ordinances, promulgated under CLIA, or any industry standards related to CLIA.

(d)                                 No employee or independent contractor of Seller or Seller Subsidiaries has been excluded from participating in the Medicare program or any other Government Program.  None of the Seller’s or Seller Subsidiaries’ officers, directors, agents or management employees (as that term is defined in 42 U.S.C. § 1320a 5(b)), have been excluded from participating in the Medicare program or any other Government Program or been subject to sanction pursuant to 42 U.S.C. § 1320a 7a or 1320a 8 or been convicted of a criminal offense under the Anti-Kickback Statute (42 U.S.C. § 1320a 7b).

(e)                                  Seller (i) is not a party to a corporate integrity agreement with the OIG, (ii) has no reporting obligations pursuant to any settlement agreement entered into with any Governmental Entity, (iii) has not made any disclosures, reports or any other filings, including disclosures or reports under the OIG’s Provider Self-Disclosure Protocol, to any Governmental Entity related to any violation of Law or potential violation of Law, (iv) to the Knowledge of Seller, Seller has not been the subject of any government payor program investigation conducted by any federal or state enforcement agency, (v) to the Knowledge of Seller, Seller has not been a defendant in any qui tam/False Claims Act litigation and (vi) has not been served with or received any written search warrant, subpoena, civil investigative demand or contact letter from any federal or state enforcement agency.

5.13                        FDA Compliance.  The Seller and the Seller Subsidiaries:  (A) are and at all times have been in material compliance with all Laws applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product under development, manufactured or distributed by the Seller or Seller Subsidiaries; (B) have not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the FDA or any other Governmental Entity alleging or asserting material noncompliance with any Laws or any Authorizations thereto required by any such Laws, which would, individually or in the aggregate, result in a Material Adverse Effect; (C) possess all material Authorizations and such Authorizations are valid and in full force and effect and the Seller and the Seller Subsidiaries are not in material violation of any term of any such Authorizations; (D) have not received notice of any Proceeding from the FDA or any other Governmental Entity or third party alleging that any product, operation or activity is in material violation of any Laws or Authorizations and has no knowledge that the FDA or any other Governmental Entity or third party is considering any such Proceeding; (E) have not received notice that the FDA or any other Governmental Entity has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Authorizations and has no knowledge that the FDA or any other Governmental Entity is considering such action; (F) have filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Laws or

Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission); and (G) have not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post sale warning, “dear doctor” letter, or other notice or action relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to the Seller’s and Sellers Subsidiaries’ knowledge, no third party has initiated, conducted or intends to initiate any such notice or action.

5.14                        Clinical Studies.  The studies, tests and preclinical and clinical trials conducted by or on behalf of the Seller and Seller Subsidiaries were and, if still ongoing, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all Laws and Authorizations, including, without limitation, the Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder.  The Seller and Seller Subsidiaries have not received any notices or correspondence from the FDA or any other Governmental Entity requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Seller or Seller Subsidiaries.

5.15                        Taxes.

(a)                                  Seller and each of the Seller Subsidiaries have filed all Tax Returns required to be filed and have timely paid all taxes due and owing (whether or not shown on any filed Tax Return).

(b)                                 There are no Liens, Claims or Interests for Taxes other than Permitted Liens upon the Purchased Assets or any asset of Seller or any Seller Subsidiary.

(c)                                  Seller and the Seller Subsidiaries have withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)                                 There is not currently any audit exam, notice of deficiency, refund litigation, Tax claim, or notice of assessment or proposed assessment pending or threatened, involving Seller or any of the Seller Subsidiaries, and there is no reasonable basis for any such deficiency, assessment or claim.  No Tax Returns are required to be filed in connection with the Business or the Purchased Assets in jurisdictions in which Tax Returns are not currently being filed.  Neither Seller nor any Seller Subsidiary has granted or been requested to grant waivers of any statute of limitations applicable to any claim for Taxes that are still in effect.

(e)                                  Neither Seller nor any of the Seller Subsidiaries is a party to any Tax sharing or Tax allocation agreement Related to the Business, and none of the Purchased Assets are encumbered by any such agreement.

5.16                        Real Property.

(a)                                  The Iceland Entities do not own any real property.

(b)                                 Section 5.16(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of all leases, subleases and other similar occupancy contracts, including all amendments, of real property Related to the Business and the locations of Purchased Assets, to which Seller or any of its U.S. Subs is a party (whether as lessee or lessor) (collectively, the “Leased Real Property”).

(c)                                  Iceland Sub is the tenant of each lease listed on Section 5.16(b) of the Seller Disclosure Schedule and is in exclusive possession of the real property covered under each lease, sublease or similar occupancy contract of real property set forth on Section 5.16(b) of the Seller Disclosure Schedule.

(d)                                 True and complete copies of the leases listed on Section 5.16(b) of the Seller Disclosure Schedule (including without limitation all amendments, supplements, waivers, consents and side letters) have been provided or otherwise made available to Purchaser.

(e)                                  Each lease on Section 5.16(b) of the Seller Disclosure Schedule is in full force and effect and is a valid and binding obligation of Seller or any of its U.S Subs.

5.17                        Environmental Matters.

(a)                                  Iceland Entities have all material permits required under Environmental Laws for it to conduct the Business as presently conducted and to operate the Business (collectively, the “Environmental Permits”).  All such material Environmental Permits are in full force and effect, and neither Seller nor any of its Affiliates has received any written notice that any suspension or cancellation of any such material Environmental Permits is pending or, to Seller’s Knowledge, threatened.  To Seller’s knowledge, Seller and its Affiliates, as the operators of the Business, have materially complied with and are in compliance in all material respects with all such material Environmental Permits and with all Environmental Laws.

(b)                                 Neither Seller nor any of its predecessor(s) or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental Laws, or any material liabilities or potential material liabilities, including any material investigatory, remedial or corrective obligations, Related to the Business or otherwise related to the Purchased Assets.

(c)                                  No Purchased Assets or assets otherwise Related to the Business are currently contaminated by any Hazardous Substance in a manner that has given or would give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, or any material investigatory, corrective or remedial obligations, pursuant to the Environmental Laws.

(d)                                 Seller has made available to Purchaser all material environmental audits, reports and other material environmental documents in its possession Related to the Business or otherwise related to the Purchased Assets or.

(e)                                  None of the following currently exists at any of the Leased Real Property that will be used by Purchaser in the Business: (i) underground storage tanks, (ii) asbestos containing material in any form or condition, or (iii) materials or equipment containing polychlorinated biphenyls.

5.18                        Inventories.  All Inventory Related to the Business (including the Purchased Compounds) or otherwise included in the Purchased Assets consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements or on the accounting records of Seller and Seller Subsidiaries as of the Closing Date, as the case may be.  Seller and Seller Subsidiaries are not in possession of any Inventory not owned by Seller or Seller Subsidiaries, including goods already sold.  Inventories now on hand that were purchased after the date of the Financial Statements were purchased in the ordinary course of business of Seller and Seller Subsidiaries at a cost not materially exceeding market prices prevailing at the time of purchase.  The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller and the Seller Subsidiaries.  Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

5.19                        Contracts.

(a)                                  Section 5.19(a) of the Seller Disclosure Schedule sets forth a true and complete list of all material contracts and leases Related to the Business or otherwise related to a Purchased Asset to which (i) Seller is party (collectively, the “Seller Contracts”), (ii) any of U.S. Subs is party (collectively, the “U.S. Sub Contracts”), and (iii) any of the Iceland Entities is party (collectively, the “Iceland Contracts,” and together with Seller Contracts and U.S. Sub Contracts, the “Material Contracts”).  Each of the Material Contracts is in full force and effect.

(b)                                 Section 5.19(b) of the Seller Disclosure Schedule sets forth a true and complete list of each Material Contract that (i) purports to limit, curtail or restrict the right of Seller, any Iceland Entity or any U.S. Sub to solicit employees, to engage in any line of business (including, without limitation, the Business) or to compete (geographically or otherwise) with or sell any product or service (including, without limitation, the Business Products) to any Person; (ii) grants to any Person any exclusive rights under any Business Intellectual Property or with respect to any Business Product, any most favored pricing or other most-favored terms, or any rights of refusal, rights of first negotiation or similar rights, or an option for any of the foregoing, or otherwise limits, curtails or restricts the right of Seller, any Iceland Entity or any U.S. Sub to make, sell or distribute any product or service (including, without limitation, the Business Products); or (iii) obligates Seller, any Iceland Entity or any U.S. Sub to pay any royalty, fee or other compensation to any Person in connection with the sale, license, lease, transfer, use, reproduction, distribution, manufacture, modification, performance, commercialization or other exploitation of the Business Intellectual Property or any Business Product.  No restriction or other disclosure set forth in Section 5.19(b) of the Seller Disclosure Schedule would reasonably be expected to have a Material Adverse Effect.

(c)                                  True and correct copies of each written Material Contract (and the descriptions of material terms of any oral Material Contracts) have been provided or otherwise made available to Purchaser.

(d)                                 Each Material Contract is a valid and binding obligation of Seller or a Seller Subsidiary to the extent party thereto, and to Seller’s Knowledge is a valid and binding obligation of each party thereto.

(e)                                  Neither Seller nor any of its Affiliates has received any written notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Material Contract.

(f)                                    There are no outstanding powers of attorney in favor of any Person that would affect Purchased Assets or that are Related to the Business.

5.20                        No Default.  There exists no default or event of default or event, occurrence, condition or act, with respect to U.S. Subs or Iceland Entities or to Seller’s Knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any applicable U.S. Sub Contract or Iceland Contract or Seller Contract or (ii) give any third party (1) the right to declare a default or exercise any remedy under any applicable U.S. Sub Contract or Iceland Contract or Seller Contract, (2) the right to a rebate, chargeback, refund, credit, penalty or change in performance schedule under any applicable U.S. Sub Contract or Iceland Contract or Seller Contract, (3) the right to accelerate the maturity or performance of any obligation of a U.S. Sub or an Iceland Entity or Seller Contract under any applicable U.S. Sub Contract or Iceland Contract or Seller Contract, or (4) the right to cancel, terminate or modify any applicable U.S. Sub Contract or Iceland Contract or Seller Contract.

5.21                        Intellectual Property and Technology Equipment.

(a)                                  Iceland Sub is the exclusive owner of all right, title and interest in and to the Business Intellectual Property, free and clear of all Liens, Claims or Interests other than Permitted Liens and has the exclusive right to use, sell, license, assign, transfer, convey, dispose of or otherwise commercially exploit the Business Intellectual Property.  The Business Intellectual Property constitutes all the Intellectual Property used in or necessary to conduct the Business as currently conducted or contemplated to be conducted.  No Excluded Intellectual Property is necessary for the conduct of the Business as currently conducted or contemplated to be conducted.  Neither Seller nor any Seller Subsidiary has (i) transferred ownership of, or granted any exclusive license of, or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of any Business Intellectual Property to any other Person or (ii) permitted rights of Seller or any Seller Subsidiary in any material Business Intellectual Property to lapse or enter into the public domain (other than through the expiration of any Registered IP at the end of its statutory term or the publication of applications or registrations relating to Intellectual Property rights as required by applicable laws).

(b)                                 Section 5.21(b) of the Seller Disclosure Schedule sets forth a list of all Registered IP, including the title, jurisdiction(s) in which each item was or is filed or registered, and the respective application number, filing date, registration number and date of registration.  Section 5.21(b) of the Seller Disclosure Schedule also separately lists all Marks used in connection with the Business that have not been registered or applied for registration.

(i)                                     All Registered IP is valid, subsisting and enforceable, and all necessary registration, maintenance and other filing fees due through the date hereof in connection with the Registered IP have been timely paid.  All necessary documents in connection with the Registered IP have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of establishing and maintaining the Registered IP.  All assignments of Registered IP to Iceland Sub and proper documentation of chain of title thereto have been executed in writing and properly recorded with the applicable Governmental Entity, including, but not limited to, the United States Patent and Trademark Office, in the name of Iceland Sub.

(ii)                                  There are no actions that are required to be taken by Seller or a Seller Subsidiary within 180 days of the date hereof with respect to the Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any response to the United States Patent and Trademark Office actions or foreign equivalents.

(iii)                               Seller has provided to Purchaser or made available current, true and complete copies of all Registered IP.

(c)                                  No Person has asserted, or threatened to assert to Seller or any Seller Subsidiary, any claims (i) contesting the right of Seller or Seller Subsidiary to use, exercise, sell, license, transfer or dispose of any Business Intellectual Property or any Business Product, or (ii) challenging the ownership, validity or enforceability of any Business Intellectual Property.  No Business Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement related to or restricting in any manner the licensing, assignment, transfer, use or conveyance thereof by Seller or any Seller Subsidiary.  Neither Seller nor any Seller Subsidiary has received any opinion of counsel regarding any third party Patents that would be relevant to the Business.

(d)                                 Section 5.21(d) of the Seller Disclosure Schedule separately lists all licenses, sublicenses and other agreements to which Seller or any Seller Subsidiary is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from the Business Intellectual Property (collectively, “Outbound Licenses”), other than confidentiality or non-disclosure agreements under which no right or license is granted under any Business Intellectual Property by Seller or any Seller Subsidiary other than a limited non-exclusive right to use confidential information internally solely for the purpose of evaluating a possible business relationship.  Seller has delivered or otherwise made available to Purchaser accurate and complete copies of all Outbound Licenses, and is in compliance with all material terms and conditions of such Outbound Licenses.  Other than the Outbound Licenses, neither Seller nor any Seller Subsidiary has transferred ownership of, or granted or agreed to grant any license of or right to use, or authorized the retention of any right to use or joint ownership of, any Business Intellectual Property

(e)                                  Section 5.21(e) of the Seller Disclosure Schedule separately lists:  (i) all agreements to which Seller or any Seller Subsidiary is a party and pursuant to which Seller or any Seller Subsidiary is authorized to use, exercise or receive any benefit from any Intellectual Property of any third Person in connection with the Business (collectively, “Inbound Licenses”), except for off-the shelf software or generally available software licensed on non-

negotiable terms; and (ii) all such agreements requiring Seller or any Seller Subsidiary to license, assign or otherwise grant rights to additions, modifications or improvements to any Intellectual Property of any third Person used in connection with the Business made by or for Seller or any Seller Subsidiary to any third party.  Seller has delivered or otherwise made available to Purchaser copies of all Inbound Licenses and the applicable of Seller or Seller Subsidiary is in compliance with all material terms and conditions of all Inbound Licenses.

(f)                                    Section 5.21(f) of the Seller Disclosure Schedule lists all (i) Business Products commercialized in the last four years or currently being developed and (ii) all agreements for development or other services being provided by any third Party related to such Business Products (“Service Contracts”).  Seller has delivered or otherwise made available to Purchaser copies of all Service Contracts and the applicable of Seller or Seller Subsidiary is in compliance with all material terms and conditions of all Service Contracts.  Iceland Sub’s lack of access after Closing to Service Contracts that are Seller Contracts or U.S. Sub Contracts but are not Assigned Contracts is not reasonably expected to have a Material Adverse Effect.  Seller has provided Purchaser with all material documentation and other information with respect to the Business Products, including those related to Clinical IP and Know-How.  Seller has provided to Purchaser or made available current, true and complete copies of all US and foreign regulatory applications, submissions and approvals included in the Clinical IP (collectively, “Regulatory Materials”).

(g)                                 To Seller’s Knowledge, the operation of the Business (including any disposition of Business Products) does not infringe or misappropriate any Intellectual Property of any third Person, violate any right to privacy or publicity of any third Person, violate any Healthcare Laws or constitute unfair competition or trade practices under applicable laws.  Neither Seller nor any Seller Subsidiary has received written notice from any third Person that the operation of the Business as currently conducted by Seller or the Seller Subsidiaries infringes or misappropriates the Intellectual Property of any third Person, violates any right to privacy or publicity of any third Person, violates any Healthcare Laws or constitutes unfair competition or trade practices under applicable laws.

(h)                                 Neither Seller nor any Seller Subsidiary has brought any Proceeding alleging (i) infringement of any Business Intellectual Property, or (ii) breach of any Outbound License, and, to Seller’s Knowledge, there does no exist any fact which could reasonably form the basis of any such Proceeding, and, to Seller’s Knowledge, there does not exist any fact which could reasonably form the basis of any such Proceeding.  Neither Seller nor any Seller Subsidiary has entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Business Intellectual Property.

(i)                                     Seller and Seller Subsidiaries have taken reasonable steps to protect and preserve the proprietary nature of the Business Intellectual Property and any and all confidential or proprietary information of Seller and Seller Subsidiaries related to the Business.  Seller and Seller Subsidiaries have complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security used in or arising from the Business.  No written complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to Seller’s Knowledge, threatened against

Seller or Seller Subsidiaries in written notice received by Seller or Seller Subsidiaries within the last four years.  Seller and Seller Subsidiaries have not permitted any Business Intellectual Property or any confidential or proprietary information of Seller or Seller Subsidiary Related to the Business to lapse or enter in the public domain.

(j)                                     Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will result in or give any other Person the right to cause (i) a loss of, or Liens, Claims or Interests, or restriction on any Business Intellectual Property, including without limitation any non-compete or similar restrictions related to the operation of the Business anywhere in the world; (ii) a breach of any Inbound Licenses or Outbound Licenses; (iii) the grant, assignment or transfer to any other Person of any license or other rights or interests under any Business Intellectual Property; (iv) any breach, modification, cancellation, termination, suspension of, or acceleration of any payment with respect to any contracts, licenses or agreements relating to the Business Intellectual Property.  Following the Closing, the Purchaser, either by itself or through its ownership of the Iceland Entities, will be permitted to exercise all of the rights of Seller and Seller Subsidiaries under any contracts, licenses or agreements related to the Business Intellectual Property (including all Regulatory Materials) to the same extent Seller and Seller Subsidiaries are permitted to exercise such rights immediately prior to the Closing without any payment of any additional amounts or consideration.

(k)                                  Each current or former employee, consultant and independent contractor employed by Seller or any Seller Subsidiary or providing services Related to the Business has executed a valid and binding written agreement (i) expressly assigning to Seller or Seller Subsidiaries all right, title and interest in any Intellectual Property invented, created, developed, conceived or reduced to practice during the term of such employee’s employment or such consultant’s or independent contractor’s work Related to the Business; and (ii) requiring each such employee, consultant or independent contractor to protect and preserve all confidential Business Intellectual Property and third-party confidential information.  Such assignments have either been directly assigned to the Iceland Sub or indirectly assigned to the Iceland Sub through intercompany agreements between the Iceland Sub and Seller or any other Seller Subsidiary.

(l)                                     Except as disclosed in Section 5.21(l) of the Seller Disclosure Schedule, Seller has not (i) sought, applied for or received any support, funding, resources, materials or assistance from any Governmental Entity, university, college or other educational or non-profit institution or research center in connection with the creation or development of the Business Intellectual Property or Business Products, or (ii) used any facilities of a university, college, or other educational institution or research center in the development of any Business Products or the creation or development of the Business Intellectual Property.  To Seller’s Knowledge, no current or former employee, consultant or independent contractor who was in any way involved in (or has in any way contributed to) the creation or development of the Business Intellectual Property or the Business Products has performed services for any Governmental Entity, university, college or other educational or non-profit institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Seller or Seller Subsidiaries that would result in any adverse claim or right relating to the Business Intellectual Property.  No Governmental Entity, university, college or other educational or non-profit institution or research center has any claim of right to ownership of or other Liens, Claims or Interests other than customary non-exclusive licenses granted for research and educational purposes disclosed in Section 5.21(l) of the Seller Disclosure Schedule on any Business Intellectual Property or any Business Product.

(m)                               Section 5.21(m) of the Seller Disclosure Schedule sets forth a true and complete list and description of all software used by Seller or a Seller Subsidiary in developing, manufacturing or commercializing products or services as part of the Business, other than off-the shelf software or generally available software licensed on non-negotiable terms or IT Software.  To Seller’s Knowledge, all such software is free from any disabling codes, viruses or other software routines or hardware components that permit unauthorized access or disablement of any products or services of the Business.  No Open Source is incorporated into, integrated, distributed or bundled with, or used in the development or compilation of such software.

(n)                                 The IT Systems are sufficient in all material respects to operate the Business.  The IT Systems are free from any disabling codes, viruses or other software routines or hardware components that permit unauthorized access, disablement or erasure of business data or otherwise cause the IT Systems to be incapable of being used in the Business.

5.22                        Territorial Restrictions.  The Iceland Entities are not restricted by any agreement or understanding with any Person from carrying on the Business anywhere in the world or from expanding the Business in any way or entering into any new businesses, other than license restrictions contained either in the Inbound Licenses or Outbound Licenses.

5.23                        Sufficiency of Assets.  With the exception of capital, employees who are not listed on Schedule 7.2(o)-1 and bank accounts, the Purchased Assets constitute all the assets, properties, interests and rights of Seller and Seller Subsidiaries, whether tangible or intangible, real, personal or mixed, of every kind and description wherever located and of any nature whatsoever, necessary to conduct the Business as currently conducted and, immediately after the Closing, necessary for Purchaser, either by itself or through its ownership of the Iceland Entities, to continue to operate and conduct the Business as currently conducted and as proposed to be conducted following the Closing.

5.24                        Customers and Suppliers.

(a)                                  Section 5.24(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the top 20 customers for the Business based on revenue for the current fiscal year and last two completed fiscal years (“Top 20 Customer Lists”).  No customer included in the Top 20 Customer Lists has provided Seller or its Affiliates with written notice or told Seller or any of its Affiliates that such customer intends to cease doing business with Seller or its Affiliates or to substantially reduce its business with Seller or its Affiliates.

(b)                                 Section 5.24(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of the top 20 suppliers for the Business based on accounts payable for the current fiscal year and last two completed fiscal years (“Top 20 Supplier Lists”).  No supplier included in the Top 20 Supplier Lists has provided Seller or its Affiliates with written notice or told Seller or any of its Affiliates that such supplier intends to cease doing business with Seller or any Seller Subsidiary or to substantially reduce its business with Seller or Seller Subsidiary.

5.25                        Insurance.

(a)                                  Policies.  Section 5.25(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the policies of insurance currently maintained by or for the benefit of Seller or its U.S. Subs (each an “Insurance Policy” and collectively, the “Insurance Policies”) with respect to the Purchased Assets or the Iceland Entities or otherwise Related to the Business (including, in either case, any policies of insurance maintained for purposes of providing benefits such as workers’ compensation and employers’ liability coverage).

(b)                                 Full Force and Effect.  All the Insurance Policies listed on Section 5.25(a) of the Seller Disclosure Schedule are in full force and effect.  All premiums due on such Insurance Policies have been paid, and no written notice of cancellation or termination or intent to cancel has been received by Seller or any of its Affiliates with respect to any of such Insurance Policies.  There is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default under any material Insurance Policy or entitle any insurer to terminate or cancel any material Insurance Policy.

(c)                                  Claims.  Section 5.25(c) of the Seller Disclosure Schedule sets forth a list of all pending claims and the claims history for the Icelandic Entities or relating to the Purchased Assets, or Relating to the Business under the Insurance Policies for the past three years.  There are no pending claims primarily related to the Purchased Assets or related operation of the Business under any of such insurance policies described in the immediately preceding sentence as to which coverage has been denied or disputed in any material respect by the insurer.

5.26                        Lien Searches.  Seller has conducted UCC, tax lien and judgment searches in the states of Delaware (as of August 26, 2009), Illinois (as of August 26, 2009), Massachusetts (as of August 26, 2009), Washington (as of August 26, 2009), and in Iceland (as of August 26, 2009) and shall give notice of the transactions proposed by this Agreement to all parties who appear on such search reports as having any lien or claim against Seller or any of the Purchased Assets.

5.27                        Employee Benefits.

(a)                                  Section 5.27(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of the Seller Plans and separately identifies each Seller Plan that is an Iceland Entity Benefit Plan.

(b)                                 Each Seller Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all Laws (foreign and domestic), including (without limitation) ERISA and the Code, which are applicable to such Seller Plans.  All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Seller Plans have been in all material respects timely made or accrued.

(c)                                  No plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by Seller, any of the Seller Subsidiaries, or any of their respective current or former ERISA Affiliates is or ever in the past was (1) a “multiemployer plan” as defined in Section 3(37) of ERISA, (2) a plan described in Section 413 of the Code, (3) a plan subject to Title IV of ERISA, (4) a plan subject to the minimum funding standards of

Section 412 of the Code or Section 302 of ERISA, or (5) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.  The term “ERISA Affiliate” means any Person that, together with Seller or any of the Seller Subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(d)                                 Neither Seller nor any of the Seller Subsidiaries is subject to any liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA.  Seller and the Seller Subsidiaries have complied in all material respects with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA.  No material “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Seller Plan.  No Proceeding (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or threatened against or with respect to any Seller Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Seller Plan).  There are no audits, inquiries or proceedings pending or threatened by the IRS, Department of Labor or other Governmental Entity with respect to any Seller Plan.

(e)                                  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (1) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Seller Plan, (2) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Seller Plan, or (3) trigger any obligation to fund any Seller Plan.

(f)                                    Seller has delivered the to Purchaser all documents requested with respect to each Iceland Entity Benefit Plan:

5.28                        Other Employee Related Matters.

(a)                                  Section 5.27(a) of the Seller Disclosure Schedule lists all current employees of the Iceland Entities, and for each individual his or her:  (i) last-held position; (ii) classification as full-time or part-time; (iii) most recent commencement date of employment, and (iv) the entity the employee is employed by.

(b)                                 To Seller’s Knowledge, a collective bargaining representative has not been chosen by the employees of any of the Iceland Entities to negotiate on their behalf with the Iceland Entities prior to the Closing Date.

(c)                                  During the past three years none of the Iceland Entities has been party to, nor to Seller’s Knowledge, has been threatened in writing with any Proceeding before any court or Governmental Entity in which such Iceland Entity was, or is, alleged to have violated in any material respect any Laws relating to employment, equal opportunity, discrimination, harassment, retaliation, immigration, wages, hours, benefits, collective bargaining, payment of social security and similar taxes, occupational safety and health, and/or privacy rights of employees.

(d)                                 During the past three years Iceland Entities have complied in all material respects with all laws relating to the hiring of employees and the employment of labor, including provisions relating to wages, hours, equal opportunity, anti-discrimination, anti-harassment, anti-retaliation, collective bargaining and payment of social security or other taxes.

(e)                                  The Iceland Entities, for each of the past three years, have made all necessary filings with respect to each of its employees, and have withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees.

5.29                        Accuracy of Information.  No representation or warranty of Seller contained in this Agreement, as qualified by the Seller Disclosure Schedule, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

5.30                        Accounts Receivable.  All Accounts Receivable Related to the Business, whether reflected on any Financial Statements or on the accounting records of Sellers as of the Closing Date, represent sales actually made in the ordinary course of business, and are current and, without guarantying the creditworthiness of the account debtors, no discount or allowance from any Accounts Receivable has been made or agreed to by Seller.  Reserves shown on such Financial Statements or on such accounting records are adequate and were calculated on a basis consistent with GAAP and past practices.  Section 5.30 of the Seller Disclosure Schedule sets forth a complete and accurate aging list of all Accounts Receivable Related to the Business as of the week ending immediately prior to the date hereof and Seller shall deliver to Purchaser on or before the Closing Date a complete and accurate aging list of all Accounts Receivable Related to the Business as of the week ending immediately prior to the Closing Date.

5.31                        Warranties/Product Liability.  Except as set forth on Section 5.31 of the Seller Disclosure Schedule or as would be included in the Excluded Liabilities (a) there is no notice, demand, claim, proceeding, notice of violation or investigation from, by or before any Governmental Entity relating to any product, including the packaging and advertising related thereto, designed, formulated, manufactured, processed, sold or placed in the stream of commerce by the Business or any services provided by the Business (a “Product”), or Proceeding involving a Product which is pending or, to Seller’s Knowledge, threatened, by any Person, and (b) there is not and has not been any Product recall or post-sale warning conducted by or on behalf of the Business concerning any Product. At the time of production, each Product materially complied with applicable Governmental Authorizations and Laws, and there have not been and there are no material defects or deficiencies in such Products other than defects or deficiencies that individually or in the aggregate would not have a Material Adverse Effect.

5.32                        Books and Records.  Seller’s and Iceland Entities’ books, ledgers, files, reports, plans, records, manuals and other materials, including books of account, records, files, invoices, correspondence and memoranda, customer and supplier lists, data, specifications, insurance policies, operating history information and inventory records (in any form or medium) of, or maintained for, the Business, but excluding any such items to the extent (i) they are included in or primarily related to any Excluded Assets or Excluded Liabilities, (ii) any Law prohibits their transfer or (iii) any transfer thereof otherwise would subject Seller or any Seller Subsidiary to any material liability, all of which have been made available to Purchaser, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether Seller is subject to that Section or not), including the maintenance of an adequate system of internal controls.  The minute books of Seller and Iceland Entities, all of which have been made available to Purchaser, contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of Seller, and no meeting of any such shareholders, board of directors or committees has been held for which minutes have not been prepared or are not contained in such minute books.

5.33                        Permits.  Section 5.33 of the Seller Disclosure Schedule sets forth each Authorization required by the applicable Law held by Seller or any Seller Subsidiary Related to the Business.  The Iceland Entities hold all material permits, authorizations, approvals and licenses required by the applicable Law with respect to the Purchased Assets or necessary for the operation of the Business as currently conducted, and no such Authorization is subject to any pending or, to Seller’s Knowledge, threatened proceeding seeking impairment, revocation or forfeiture.  Iceland Entities are in compliance in all material respects with the terms of all such Authorizations.  Any Authorization that is listed on Section 5.33 of the Seller Disclosure Schedule can be freely assigned to either the Iceland Entities or the Purchaser.

5.34                        No Other Representations and Warranties.  Except for the representations and warranties contained in this Agreement (including and as modified by the Seller Disclosure Schedule as supplemented and amended), Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including without limitation the Purchased Assets with the effect and subject to the qualifications set forth in Section 6.16), liabilities or operations, including without limitation with respect to merchantability or fitness for any particular purpose.  Any such other representations or warranties by Seller are hereby expressly disclaimed.

ARTICLE 6
COVENANTS OF PURCHASER AND SELLER

6.1                               Chapter 11 Filing.  Promptly, and in no event later than the Petition Date, Seller shall commence a voluntary case under chapter 11 of the Bankruptcy Code (“Chapter 11”) in the Bankruptcy Court.

6.2                               Bankruptcy Court Approval.

(a)                                  The approval of the Bankruptcy Court is required for the transactions contemplated by this Agreement to be enforceable.  On the Petition Date, Seller shall file a motion or motions (and related notices and proposed orders), with the Bankruptcy Court seeking, on an expedited basis, (i) entry of an order (the “Sale Procedures Order”) in the form attached hereto as Exhibit D, approving the sale procedures set forth in the form attached hereto as Exhibit E (the “Sale Procedures”), and (ii) an order approving this Agreement and the consummation of the transactions contemplated hereby in their entirety (the “Sale Order”), in the form attached hereto as Exhibit F.

(b)                                 Seller shall use commercially reasonable efforts to prosecute such motion or motions and to (i) ensure that the Sale Procedures Order is entered and approved no later than 15 days after the Petition Date, (ii) ensure that the Sale Order is entered and approved no later than 26 days after the entry of the Sale Procedures Order, and (iii) request that the Sale Order provides that it shall become effective immediately and that the provisions of Federal Rules of Bankruptcy Procedure 6004(g) and 6006(d) shall be waived for cause.  The motion or motions, as well as the Sale Procedures, Sale Procedures Order and Sale Order (each as defined below), shall be in form and substance reasonably acceptable to Purchaser and consistent with this Agreement.

6.3                               First Day Motions.  On the Petition Date, Seller shall file customary motions for the operation of the Business in Chapter 11, including motions requesting authority to maintain Seller’s cash management system, to pay pre-Petition Date wages, and to use cash collateral, among others, which motions shall be subject to review and approval of Purchaser to the extent permitted and appropriate.

6.4                               Cooperation, Due Diligence, Schedules.  Between the date of this Agreement and the Closing, to the extent permitted by law, during regular business hours and upon reasonable prior notice, Seller shall afford the authorized representatives and agents of Purchaser (which shall be deemed to include its independent auditors and counsel) reasonable access to, and the right to conduct a preliminary audit on the assets Related to the Business and the Assumed Liabilities, inspect the Purchased Assets and to conduct a preliminary audit on the books and records of Seller Related to the Business, and will furnish Purchaser with such additional financial and operating data and other information relating to the Purchased Assets and the Business as Purchaser may from time to time reasonably request.  During regular business hours and upon reasonable prior notice Purchaser shall have the right to reasonable access, for itself and its authorized representatives and agents, to the Business locations and Seller’s directors, officers, employees, accountants, counsel and authorized representatives, as reasonably necessary to familiarize Purchaser with the business and operations of the Business, the Purchased Assets and/or the Assumed Liabilities.  Prior to Closing, any information obtained by Purchaser or its representatives or agents pursuant to this Section 6.4 shall remain the sole property of Seller and shall not be used by Purchaser for any purpose except as expressly contemplated by this Section 6.4, subject to the terms of the Confidentiality Agreements.

6.5                               Assigned Seller Contracts and Excluded Contracts.

(a)                                  Purchaser shall use commercially reasonable efforts to inform Seller in writing as soon as possible which of the Seller Contracts listed on Schedule 6.5(a) (the “Potentially Assigned Seller Contracts”) shall constitute Excluded Contracts; provided, however, that Purchaser shall have a period not to exceed 90 days after the Closing Date to update and finalize Schedule 6.5(a) (the Seller Contracts on such updated list, the “Assigned Seller Contracts”) (the date that Schedule 6.5(a) is so finalized by Purchaser, the “Contract Determination Date”).

(b)                                 At all times from the Closing to the Contract Determination Date, Purchaser intends to perform under any outstanding purchase orders for Seller’s products entered into by Seller for the benefit of Purchaser in the ordinary course (in accordance with the Chapter 11 Budget), provided that such performance shall not be deemed to be an explicit or implicit assumption by Purchaser of any executory contract between Seller and any of Seller’s customers.  Seller shall have no obligation to pay any cure amount under any contract which arises as a result of Purchaser’s failure to perform under any such contract.

(c)                                  The parties hereby acknowledge and agree that the Assigned Seller Contracts shall in no event include any employment, consulting, bonus, severance, equity incentive, pension, profit-sharing, deferred compensation or any other employee health or other benefit plan, policy, agreement or arrangement of Seller or any of the U.S. Subs.

(d)                                 To the extent set forth in the Sale Order, the Assigned Seller Contracts shall be deemed part of the Purchased Assets transferred pursuant to Section 1.1 and Sections 363 and 365 of the Bankruptcy Code, and, pursuant to Section 365 of the Bankruptcy Code, Seller shall assign to Purchaser, and Purchaser shall accept from Seller, all of Seller’s right, title and interest in all Assigned Seller Contracts.  Purchaser shall agree in writing to assume all liabilities, except the Cure Costs (as defined below), of Seller under the Assigned Seller Contracts as provided in the Sale Order.

6.6                               Executory Contracts.

(a)                                  Subject to the terms and conditions of this Agreement and entry of the Sale Order, and in reliance on the representations, warranties and covenants set forth in this Agreement, Seller shall, pursuant to Section 365 of the Bankruptcy Code, with the approval and pursuant to order of the Bankruptcy Court, assume and then sell, assign, transfer and convey to Purchaser all Assigned Seller Contracts, to the extent executory.  Nothing herein shall constitute an admission that any Assigned Seller Contract is an executory contract.

(b)                                 Seller shall be solely and absolutely responsible for any and all monetary cures or other payments (relating to defaults to the extent occurring prior to the Petition Date) required under Bankruptcy Code Section 365 to assume and assign the Assigned Seller Contracts to Purchaser (“Cure Costs”) without recourse to Purchaser or adjustment to the purchase consideration.  If Seller is unable to obtain the consent of any party necessary to assign any executory contract that is an Assigned Seller Contract notwithstanding the provisions of Sections 363(f) and 365(f) of the Bankruptcy Code, then, subject to any right of Purchaser hereunder, Seller shall reasonably cooperate with Purchaser in any reasonable arrangement designed to provide to Purchaser the benefits and obligations under any such executory contract, including enforcement of any and all rights of Seller against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.

(c)                                  This Agreement shall not constitute an agreement to assign any Assigned Seller Contract if such attempted assignment thereof, without the consent of the third party thereto, would constitute a breach thereof or in any way negatively affect the rights of Seller or Purchaser as the assignee of such Assigned Seller Contract thereunder, notwithstanding the application of Sections 363 and 365 of the Bankruptcy Code; provided, however, that the Sale

Procedures Order shall provide that, if the third party to an Assigned Seller Contract, upon receiving appropriate notice of the proposed assumption of such Assigned Seller Contract by Seller and assignment of such Assigned Seller Contract to Purchaser, does not file a timely objection with the Bankruptcy Court to the assignment of the Assigned Seller Contract, then such third party shall be deemed to consent to the assignment of the Assigned Seller Contract to Purchaser.  Notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, if third-party consent or approval is required to the assignment of an Assigned Seller Contract and the third party whose consent or approval is required files a timely objection with the Bankruptcy Court to the assignment of the Assigned Seller Contract by Seller to Purchaser, Seller shall cooperate with Purchaser without further consideration in any reasonable arrangement designed to provide Purchaser with the benefits of or under any such Assigned Seller Contract, including enforcement of any and all rights of Seller against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.

6.7                               Continuing Operations.  Between the date of this Agreement and the Closing, Seller and Seller Subsidiaries shall operate the Business in accordance with the budget previously agreed to by Purchaser (attached hereto as Exhibit G) and approved in connection with the DIP Loan (the “Chapter 11 Budget”), and Seller and Seller Subsidiaries shall operate the Business in the ordinary course as currently conducted and use reasonable best efforts to maintain the collectability of Accounts Receivable of Seller and the Seller Subsidiaries.

6.8                               Conduct of Business of Iceland Entities.  Between the date of this Agreement and the Closing, except as otherwise contemplated by this Agreement or as Purchaser otherwise agrees in writing in advance, the Iceland Entities shall conduct and shall cause each of their Affiliates to conduct the Business in the ordinary course and use its reasonable best efforts to preserve intact the Business and its relationship with its customers, suppliers, creditors, employees, landlords, agents and others having business relationships with it. Between the date of this Agreement and the Closing, except as otherwise contemplated by this Agreement or as Purchaser shall otherwise consent (which consent shall not be unreasonably withheld), the Iceland Entities shall not, and shall cause each of their Affiliates not to, with respect to the Business:

(a)                                  incur, create or assume any Liens, Claims or Interests on any of its assets other than a Permitted Lien;

(b)                                 sell, lease, license, transfer or dispose of any assets other than in the ordinary course, except as set forth on Schedule 6.8(b);

(c)                                  terminate or extend or modify any Material Contract, except as set forth on Schedule 6.8(c);

(d)                                 enter into any contract, arrangement or commitment other than in the ordinary course;

(e)                                  declare, set aside or pay any dividend or distribution on any shares of capital stock;

(f)                                    amend any Governing Documents of the Iceland Entities;

(g)                                 issue, sell, pledge, transfer, dispose of or incur any Liens, Claims or Interests on any shares of the Iceland Entities’ capital stock or securities convertible into or exchangeable for any such shares, or any rights, warrants, options, calls, or commitments to acquire any such shares or other securities;

(h)                                 split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, any outstanding securities of the Iceland Entities;

(i)                                     dispose of or permit to lapse any rights in, to or for the use of any Business Intellectual Property or the subject of any Excluded Intellectual Property licensed to Purchaser, or disclose to any Person not an employee any Business Intellectual Property or the subject of any Seller Licensed Intellectual Property not heretofore a matters of public knowledge, except pursuant to judicial or administrative process;

(j)                                     (i) increase the compensation of any of the directors, officers, employees or independent contractors of the Iceland Entities, except in the ordinary course or pursuant to the terms of agreements currently in effect and listed on Schedule 6.8(j) or any Iceland Entity Benefit Plan, (ii) pay or agree to pay or increase or agree to increase any pension, retirement allowance, severance or other employee benefit not already required or provided for under any existing plan, agreement or arrangement to any director, officer, employee or independent contractor, (iii) except as required by any applicable Law, amend in any respect any such Iceland Entity Benefit Plan, agreement or arrangement, other than amendments that result in de minimus additional expense or (iv) hire any employee or individual independent contractor;

(k)                                  assume or enter into any labor or collective bargaining agreement Related to the Business;

(l)                                     (i) incur any additional indebtedness, except under the current terms of any Iceland Contracts or in the ordinary course, or issue any debt securities or assume, guarantee or endorse any material obligations of any other Person, or (ii) make any material loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in amounts not material to the maker of such loan or advance);

(m)                               settle any Proceedings;

(n)                                 accelerate the delivery or sale of products or the incurrence of capital expenditures, or offer discounts on sale of products or premiums on purchase of raw materials, except in the ordinary course;

(o)                                 permit any of the Iceland Entities to adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;

(p)                                 (i) make or rescind any material election relating to Taxes of any Iceland Entity; or (ii) file any material amended income Tax Return of, or claim for refund for, any Iceland Entity; or (iii) make any material change in any method of accounting, keeping of books of account or accounting practices or in any material method of Tax accounting of any Iceland Entity unless required by GAAP or applicable Law;

(q)                                 acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division thereof or any equity interest therein;

(r)                                    cancel or compromise any material debt or claim or waive any rights of material value to the Business without the Business receiving a realizable benefit of similar or greater value, or voluntarily suffer any extraordinary loss;

(s)                                  do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect or intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue in any material respect at such time;

(t)                                    implement any operational decisions of a material nature without Purchaser’s prior written consent, such consent not to be unreasonably withheld, or

(u)                                 authorize or enter into any agreement or commitment with respect to any of the foregoing.

6.9                               Permitted Transactions.  Notwithstanding any other provision of this Agreement, between the date of this Agreement and the Closing, Seller will be permitted to enter into a Permitted Transaction provided that (1) any such Permitted Transaction is subject to Purchaser’s rights under this Agreement, including the right to purchase Purchased Assets; (2) Seller first obtains Purchaser’s prior written consent, not to be unreasonably withheld conditioned or delayed if the terms of such Permitted Transaction are consistent with this Agreement, before initiating any such negotiation or executing any definitive agreement for any such Permitted Transaction and (3) any liability arising from any such Permitted Transaction would be deemed part of Excluded Liabilities.

6.10                        Transfer of Assets.  At or prior to the Closing, Seller shall cause (a) all right, title and interest in Purchased Assets of Seller in any third party’s possession to be transferred to Purchaser free and clear of all Liens, Claims or Interests other than Permitted Liens and (b)] all assignments of the Registered IP listed on Schedule 1.1(b) and proper documentation of chain of title thereto to have been executed in writing and properly recorded with the applicable Governmental Entity, including, but not limited to, the United States Trademark Office or any foreign equivalents in the name of the Iceland Sub.

6.11                        Additionally Requested Documents; Post-Closing Assistance.  At the reasonable request of Purchaser at the Closing or at any time or from time to time thereafter, Seller (or any successor trustee appointed under chapter 7 or 11 of the Bankruptcy Code (the “Successor Trustee”)) shall cooperate with Purchaser to the extent legally permissible to (a) put Purchaser in actual possession and operating control of the Purchased Assets, (b) execute and deliver such further instruments of sale, conveyance, transfer and assignment, including without limitation endorsement of checks and/or transfer of receipts received by Seller after the Closing as Purchaser may reasonably request in order to effectively sell, convey, transfer and assign the Purchased Assets to Purchaser, (c) execute and deliver such further instruments, (d) take such other actions as Purchaser may reasonably request to release Purchaser from any Excluded

Liability and (e) reasonably cooperate with Purchaser as may be required or reasonably necessary to enable Purchaser to obtain all necessary Authorizations; provided, however, that Seller shall be reimbursed for its reasonable costs and expenses (including reasonable attorneys’ fees) incurred in assisting Purchaser and providing such documents, instruments, endorsements or related information, which additional documents, instruments, endorsements or related information shall be prepared solely by and at the sole expense of Purchaser.  Should Seller (or any Successor Trustee) fail to fulfill or comply with its obligations under this Section 6.11, Purchaser shall be permitted to bring a proceeding before the Bankruptcy Court to compel such compliance or to seek an order deeming such instruments duly executed.  At the reasonable request of Seller at Closing and at any time or from time to time thereafter, Purchaser shall cooperate with Seller or any Successor Trustee to make available for inspection and copying, at Seller’s or its trustee’s expense, business records of Seller acquired by Purchaser which Seller or any Successor Trustee may reasonably request.  Seller’s obligations under this Section 6.11 shall terminate upon the entry of a final decree closing the Bankruptcy Case.  After entry of the final decree, Purchaser may, at its expense, seek an order of the Bankruptcy Court deeming any documents to be executed and delivered that may be reasonably required to effectively convey, transfer and assign the Purchased Assets to Purchaser, or for Purchaser to obtain necessary regulatory certifications, approvals, consents and licenses, accreditations or permits, to which order Seller hereby consents.

6.12                        Records.  Following the Closing, Purchaser shall provide Seller and the Bankruptcy Estate and their representatives’ access to the Records upon reasonable advance notice during regular business hours for the purposes of administering the Bankruptcy Case.  Purchaser will permit Seller and the Bankruptcy Estate and their representatives to make copies of any such information.

6.13                        Notification.  As soon as practicable, Purchaser will give written notice to Seller if it does not intend to consummate the transactions contemplated by this Agreement.

6.14                        Name Change.

(a)                                  Subject to Section 6.14(b), Seller agrees and agrees to cause each U.S. Sub, as applicable, (i) to promptly, but in no event later than five (5) days after the Closing, change the name of Seller and U.S. Subs to some other name not including the word “deCODE” or any related logo or design (including without limitation the design registered with U.S. registration number 2919207) (collectively, “deCODE Name”), (ii) to promptly, but in no event later than five (5) days after the Closing, sign documents waiving any right to any name including the word “deCODE” or any other deCODE Name, and (iii) after the Closing not to use the current name of Seller or U.S. Subs, or any name including the word “deCODE” or any other deCODE Name in any way (including without limitation any use as domain names) for the purpose of selling or marketing any product or service or otherwise in any manner which does or might compete with Purchaser, or in any other way which in Purchaser’s reasonable judgment could be detrimental to Purchaser’s enjoyment of the rights and goodwill it sought when it paid for and acquired the assets of Seller, except as expressly agreed by Purchaser in its sole discretion; provided, however, that Seller shall have the right to use the name “deCODE biostructures” and the name “deCODE BioSystems, Inc.” for the sole purpose of redirecting Internet traffic for a period not to exceed 270 days following the Closing.

(b)                                 For a period not to exceed 270 days from November 11, 2009, Emerald Biostructures, Inc. (formerly deCODE Biostructures, Inc.) shall be permitted to use the word “deCODE” for the sole purpose of redirecting Internet traffic.

6.15                        Tax Matters.

(a)                                  Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Business and the Purchased Assets for periods ending on or before the Closing Date; provided that Seller shall deliver a copy of any such Tax Return to Purchaser at least 15 days prior to the due date for such Tax Return for Purchaser’s review and approval, and Seller shall incorporate all reasonable comments from Purchaser.  Seller shall timely remit, or cause to be timely remitted, any Taxes due in respect of such Tax Returns.  Purchaser shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Business and the Purchased Assets, and Purchaser shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns. Seller or Purchaser shall pay the other party for the Taxes for which Seller or Purchaser, respectively, is liable pursuant to this Agreement but which are payable with any Tax Return to be filed by the other party pursuant to this Section 6.15(a) upon the written request of the Party entitled to payment, setting forth in reasonable detail the computation of the amount owed by Seller or Purchaser, as the case may be, but in no event earlier than 10 business days prior to the due date for paying such Taxes.

(b)                                 For purposes of calculating each party’s liability for a taxable period that begins prior to and ends after the Closing Date, the portion of any Tax that is allocable to the portion of such period ending on the Closing Date shall be deemed to equal: (i) in the case of Taxes based upon or related to income or receipts, the amount that would be payable if the taxable period had ended on the Closing Date; (ii) in the case of Taxes imposed on specific transactions or events, Taxes imposed on specific transactions or events occurring on or before the Closing Date; and (iii) in the case of Taxes imposed on a periodic basis, or in the case of any other Taxes not covered by clause (i) or clause (ii), the amount of such Taxes for the entire taxable period multiplied by a fraction (x) the numerator of which is the number of calendar days in the period ending on the Closing Date and (y) the denominator of which is the number of calendar days in the entire such taxable period.

6.16                        Supplementation and Amendment of Seller Disclosure Schedule.  Seller may, at its option, include in the Seller Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  Any disclosure made in the Seller Disclosure Schedule shall constitute a disclosure under this Agreement and shall apply to all other sections or subsections without repetition where it is reasonably apparent on its face that they are applicable thereto.  From time to time prior to the Closing, Seller shall have the right, subject to 24-hour prior notice to Purchaser, to supplement or amend the Seller Disclosure Schedule with respect to any matter hereafter arising or discovered after the delivery of the Seller Disclosure Schedule pursuant to this Agreement; provided that such disclosure shall be detailed and specific and not general or generic and shall not in any way conflict with or otherwise contradict any disclosures already existing in the Seller Disclosure Schedule except with respect to matters that arose or were discovered after the delivery of the Seller Disclosure Schedule.  No such supplement or amendment shall have any effect on the satisfaction of the condition to closing set forth in Section 7.2(a); provided, however, that if the Closing shall occur, then Purchaser shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise, with respect to any and all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing.

6.17                        Delivery of Purchase Price.  Purchaser shall distribute to Seller all cash and other property described in Section 3.2 in accordance with the schedule set forth therein.

6.18                        Employee Matters.  Seller and the Seller Subsidiaries shall cooperate with and use their commercially reasonable efforts to assist Purchaser in its efforts to secure employment arrangements satisfactory to Purchaser with the employees of Seller and the Seller Subsidiaries identified on Schedule 7.2(o)-1 and Schedule 7.2(o)-2 hereto.  Seller and the Seller Subsidiaries shall not enforce against any such employee any confidentiality, non-compete, non-solicit or similar contractual obligations, or otherwise assert with respect to any such employee or Purchaser or any of its Affiliates claims that would otherwise prohibit or place conditions on any such employee’s acceptance of an offer of employment by Purchaser or any of its Affiliates, any such employee’s employment by Purchaser or any of its Affiliates, or any actions taken by any such employee as an employee of Purchaser or any of its Affiliates.  In furtherance of the foregoing, Seller and the U.S. Subs shall terminate effective immediately prior to the Closing all employment agreements and other arrangements with all employees identified on Schedule 7.2(o)-2 hereto.  Nothing contained in this Agreement shall confer upon any employee of Seller or any Seller Subsidiary any right with respect to continuance of employment by Purchaser, nor shall anything herein interfere with the right of Purchaser to terminate the employment of any such employee at any time, with or without cause, or restrict Purchaser in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of such employees following the Closing.  No provision of this Agreement shall create any third party beneficiary rights in any employee of Seller or any Seller Subsidiary, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any such employee by Purchaser or under any benefit plan which Purchaser may maintain, or otherwise.  Neither Purchaser nor any of its Affiliates will contribute to any Seller Plan (other than an Iceland Entity Benefit Plan) or other compensation or benefit plan or agreement of Seller or any of the U.S. Subs.  Neither Purchaser nor any of its Affiliates will assume sponsorship of, nor will they adopt as a participating company in, any Seller Plan (other than an Iceland Entity Benefit Plan) or other compensation or benefit plan or agreement of Seller or any U.S. Sub or any part thereof.

6.19                        Contract Termination.  As promptly as possible, and in no event later than five (5) business days after the date of this Agreement, Seller shall terminate or cause to be terminated those agreements set forth on Schedule 6.19 hereto.

ARTICLE 7
CONDITIONS TO CLOSING

7.1                               Conditions to Purchaser’s and Seller’s Obligations to Close.  The respective obligations of Purchaser and Seller to effect the Closing hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Purchaser and Seller may expressly waive in writing:

(a)                                  Sales Procedures Order.  The Bankruptcy Court shall have approved the Sale Procedures Order, which must, in all events, (i) contain the terms set forth in Section 7.1(c), and (ii) be subject to the reasonable approval of the Purchaser.

(b)                                 Finality of Sales Procedure Order.  The Sales Procedures Order shall be a Final Order.

(c)                                  Form of Sale Procedure Order.  The Sale Procedures Order shall be substantially in the form attached hereto as Exhibit D, and shall be, at all times, subject to the reasonable approval of the Purchaser, and the Sale Procedures must include the following provisions:

(i)                                     Determination of “Qualifying Bidder” Status.  Any potential bidder who wishes to participate in the Auction and bid on the Purchased Assets must demonstrate to the satisfaction of Seller that such potential bidder is a “Qualifying Bidder”.  A Qualifying Bidder is a potential bidder other than the Purchaser who delivers to Seller a written and binding offer on or before the Bid Deadline that:

(A)                              is a bid for all or a part of the Purchased Assets for a price not less than the aggregate sum of Purchase Price, Break-Up Fee, Expense Reimbursement, and initial overbid amount of $250,000 in cash; provided that Seller may accept a lesser cash purchase price, subject to approval of a sale pursuant thereto at a hearing to approve such sale, if its board of directors, after consulting with its financial advisor and legal counsel, determines that the sum of the lesser bid and the reasonably realizable value of the Purchased Assets not comprehended by such lesser bid exceeds the aggregate sum of Purchase Price, Break-Up Fee, Expense Reimbursement, and initial overbid amount of $250,000;

(B)                                subject to Section 7.1(c)(i)(A) above, states the bidder is prepared to enter into a legally binding purchase and sale agreement or similar agreement for the acquisition of the Purchased Assets on terms and conditions no less favorable to Seller than the terms and conditions contained in this Agreement (as determined by Seller in its reasonable business judgment), including, without limitation, the purchase of the Purchased Assets and the assumption of the Assumed Liabilities; is accompanied by a clean and duly executed asset purchase agreement (the “Modified Asset Purchase Agreement”) and a marked Modified Asset Purchase Agreement reflecting the variations from the Agreement;

(C)                                states that the bidder’s offer is irrevocable until the closing of the purchase of the Purchased Assets if such bidder is the Successful Bidder;

(D)                               does not request or entitle the bidder to any transaction or break-up fee, expense reimbursement or similar type of payment;

(E)                                 fully discloses the identity of each entity that will be bidding for the Purchased Assets or otherwise participating in connection with such bid, and the complete terms of any such participation; and

(F)                                 is accompanied by a cash deposit or cashier’s check in an amount not less than 10% of Base Cash Price (the “Good Faith Deposit”), which Seller will hold in a segregated account containing only deposits from bidders participating in the Auction, which account will be free and clear of all Liens, Claims or Interests, including Permitted Liens pursuant to an order of the Bankruptcy Court.

(ii)                                  Auction.  The Auction shall be governed by the following procedures:

(A)                              Only representatives of Seller, Purchaser, any creditors’ committee (if appointed) and Qualifying Bidders may participate at the Auction;

(B)                                Only Purchaser and other Qualifying Bidders shall be entitled to make any subsequent bids at the Auction;

(C)                                Each Qualifying Bidder shall be required to confirm that it has not engaged in any collusion with respect to the bidding or the sale;

(D)                               Bidding shall commence at the amount of the highest and/or best Qualifying Bid submitted by the Qualifying Bidders prior to the Auction;

(E)                                 Qualifying Bidders or Purchaser (if not the highest and/or best bidder) may then submit successive bids in increments of at least $100,000 higher than the bid at which the Auction commenced and then continue in minimum increments of at least $100,000 higher than the previous bid;

(F)                                 The Auction shall continue until there is only one offer that Seller determines, subject to Bankruptcy Court approval, is the highest and best offer submitted at the Auction from among the Qualifying Bidders and Purchaser (the “Successful Bid”).  The bidder submitting such Successful Bid shall become the “Successful Bidder,” and shall have such rights and responsibilities of the purchaser, as set forth in the applicable Modified Asset Purchase Agreement.  For purposes of determining the

Successful Bid, any overbid submitted by Purchaser shall be deemed to include the full amount of the Break-Up Fee and Expense Reimbursement.  Within three days after adjournment of the Auction, the Successful Bidder shall complete and execute all agreements, contracts, instruments and other documents evidencing and containing the terms and conditions upon which the Successful Bid was made.  Bids made after the close of Auction shall not be considered by the Bankruptcy Court.

(iii)                               Payment of Break-Up Fee and Expense Reimbursement.  So long as Purchaser is not in material breach of its obligations under this Agreement (and has been provided reasonable notice and opportunity to cure by Seller in the event of any material breach by Purchaser), if Seller sells, transfers, leases or otherwise disposes of, directly or indirectly (including through an asset sale, stock sale, merger or other similar transaction) all or substantially all of the Business or the Purchased Assets in a transaction or a series of transactions with one or more Persons other than Purchaser in any circumstance, including in accordance with the Sale Procedures (such event being an “Alternative Transaction”), Seller shall pay to Purchaser in cash within two business days after the consummation of such Alternative Transaction: (i) reimbursement of Purchaser’s reasonable out-of-pocket fees and expenses, including reasonable attorneys’ fees and expenses of other consultants, incurred in connection with the transaction contemplated by this Agreement in an amount up to $500,000 in the aggregate (“Expense Reimbursement”), and (ii) a break-up fee of 3.5% of the Base Cash Price as would have otherwise been in effect as of the date of consummation of such Alternative Transaction (the “Break-Up Fee”).  The Break-Up Fee and the Expense Reimbursement shall be paid as administrative expenses of Seller with priority over any and all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code and Purchaser shall be entitled to a first priority priming lien on the proceeds of the Alternative Transaction until such Break-Up Fee and Expense Reimbursement are paid in full.  The Break-Up Fee and the Expense Reimbursement shall survive termination of the Agreement, and entry of the Sale Procedures Order by the Bankruptcy Court shall bind Seller’s senior secured lenders to the treatment of the Break-Up Fee and the Expense Reimbursement.

(d)                                 Entry of Sale Order.  The Bankruptcy Court shall have approved the Sale Order in the form required under Section 7.1(e), which Sale Order shall be subject to the reasonable approval of the Purchaser.  The Sale Order shall (i) have been entered on the docket of the Bankruptcy Court, (ii) provide that if the Sale Order is not stayed and that the Closing may, without the consent of Purchaser and Seller, occur immediately upon entry of the Sale Order, and (iii) be a Final Order; provided, however, that the Sale Order need not be a Final Order if the Sale Order is not stayed and Purchaser and Seller consent to occurrence of the Closing at any time prior to the Sale Order becoming a Final Order.

(e)                                  Form of Sale Order.  The Sale Order shall be in substantially the form of Exhibit F and shall, at all times, be subject to the reasonable approval of the Purchaser, but in all events shall provide for all necessary and customary findings and holdings, including at minimum the following:

(i)                                     Seller has adequately marketed the Purchased Assets, and all interested parties, potential bidders and parties who hold Liens, Claims or Interests other than

Permitted Liens in the Purchased Assets are deemed to have received proper and adequate notice of the sale in accordance with the Bankruptcy Code and applicable orders of the Bankruptcy Court, including the Sale Procedures Order and any other related orders;

(ii)                                  Seller is authorized to consummate the transactions contemplated under this Agreement and its decision to do so is a proper exercise of its business judgment and fiduciary duties;

(iii)                               this Agreement was negotiated at arm’s-length between the parties and the terms of this Agreement are fair and reasonable and provide fair and reasonably equivalent value for the Purchased Assets.  Purchaser’s bid is the best offer for the Purchased Assets and the sale to Purchaser is in the best interests of the Bankruptcy Estate and its creditors and provides the best reasonably achievable disposition of the assets therefor;

(iv)                              except as provided in this Agreement, at the Closing the Purchased Assets shall be sold free and clear of all Liens, Claims or Interests other than Permitted Liens, with such Liens, Claims or Interests to attach to the consideration to be received by Seller in the same priority and subject to the same defenses and avoidability, if any, as before the Closing, and Purchaser would not enter into this Agreement or purchase the Purchased Assets otherwise;

(v)                                 at the Closing, the transfer of the Purchased Assets to Purchaser will be a legal, valid and effective transfer of the Purchased Assets and will vest Purchaser with all right, title and interest of Seller and the Bankruptcy Estate to the Purchased Assets free and clear of all Liens, Claims or Interests, including any such Liens, Claims or Interests (A) that purport to give to any party a right or option to effect any forfeiture, modification, right of first refusal, or termination as a result of the consummation of the transactions contemplated hereby of Seller’s, the Bankruptcy Estate’s or Purchaser’s interest in the Purchased Assets, or any similar rights, or (B) relating to taxes or any other liabilities arising under or out of, in connection with, or in any way relating to the Purchased Assets, Seller, the Bankruptcy Estate, or their respective operations or activities prior to the Closing Date;

(vi)                              Seller’s assumption and assignment of any Assigned Seller Contracts that are executory contracts is approved on the terms provided in the Agreement, and Purchaser has provided adequate assurances of future performance thereunder;

(vii)                           The period of time for Seller to assume and assign a real property lease is extended to 210 days after the Petition Date pursuant to Section 365(d)(4) of the Bankruptcy Code.  The Purchaser shall have the earlier of (A) 180 days after the Closing Date and (B) 210 days after the Petition Date with regards to real property leases and 90 days after the Closing Date with regard to all other contracts to update Schedule 6.5(a) with the list of Assigned Seller Contracts.

(viii)                        Purchaser is a good faith Purchaser entitled to the protections afforded by Bankruptcy Code Section 363(m) such that the reversal or modification on appeal of the Sale Order shall not affect the validity of the sale of the Purchased Assets as contemplated hereunder.  Negotiations have been fair and at arm’s-length, and no party has engaged in any conduct that would cause the sale to be affected under Bankruptcy Code Section 363(n);

(ix)                                Purchaser shall have no obligations under any Liabilities of Seller or the Bankruptcy Estate other than the Assumed Liabilities and its obligations under this Agreement;

(x)                                   except to the extent expressly included in the Assumed Liabilities, Purchaser shall not assume (and shall have no liability or obligation for) any Liabilities of Seller, as a successor in interest or otherwise, including without limitation with regard to any conduct of Seller occurring prior to the Closing Date or any other Liability to, arising out of, or related to (in each case whether arising prior to or after the Closing Date) the Excluded Liabilities;

(xi)                                the assumption and assignment to Purchaser of the Assigned Seller Contracts is approved, subject only to payment of all cures or other payments by Seller or actions required to assume and assign the Assigned Seller Contracts to Purchaser; and

(xii)                             upon the Closing of the Agreement and the transactions contemplated thereby, Purchaser shall not be deemed to (A) be the successor to Seller, (B) have (de facto or otherwise) merged with or into Seller, or (C) be a continuation or substantial continuation of Seller or the enterprise of Seller for purposes of being deemed a successor of Seller; and

(xiii)                          the allocation of consideration to Seller and U.S. Subs are reasonable such that each of Seller and each of the U.S. Subsidiaries are deemed to have received reasonably equivalent value; and

(f)                                    No Injunction; Absence of Certain Litigation.  No preliminary or permanent injunction issued by any court of competent jurisdiction restraining, prohibiting or staying the Sale Order or the transaction contemplated hereby shall be in effect.  No court or any other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or non-appealable judgment which prohibits consummation of the Closing.

7.2                               Conditions to Purchaser’s Obligation to Close.  The obligations of Purchaser to effect the Closing hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Purchaser may, in its sole discretion, expressly waive the same in writing:

(a)                                  Assigned Seller Contracts.  For all Assigned Seller Contracts, including, but not limited to those listed on Schedule 6.5(a), either (A) the Sale Order or a separate order of the Bankruptcy Court shall authorize the assumption and assignment thereof to Purchaser, or (B) Seller shall have obtained all necessary consents from the non-debtor parties thereto to permit the assumption and assignment thereof to Purchaser and with respect to (B) Purchaser shall have been provided with written evidence of such consents in a form reasonably acceptable to Purchaser.

(b)                                 [Reserved.]

(c)                                  Accuracy of Representations and Warranties on Closing Date.  The representations and warranties made by Seller in ARTICLE 5 shall be true and correct in all material respects if not qualified by materiality or Material Adverse Effect or shall be true and correct as stated if so qualified on and as of the date hereof and on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties speak to an earlier date or period, in which case such representations and warranties shall be as of such earlier date or period, and except to the extent that any such failure of a representation or warranty to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(d)                                 Compliance.  Seller shall have complied in all material respects with, and shall have fully performed in all material respects, the terms, conditions, covenants and obligations of Seller in ARTICLE 6 to be performed or complied with by Seller at, or prior to, the Closing.

(e)                                  No Reduction in Purchased Assets.  Seller shall not have filed any motion with the Bankruptcy Court seeking the rejection of any Seller Contract or the sale of any asset Related to the Business.  Seller shall not have abandoned or otherwise relinquished its or the Bankruptcy Estate’s interest in any asset Related to the Business, other than assets disposed of or abandoned in the ordinary course of business consistent with past practice.  Without the consent of Purchaser, Seller and Seller Subsidiaries shall not have taken any actions to dispose or abandon any Purchased Assets or any Seller Contract Related to the Business.

(f)                                    Delivery of Assets.  Seller shall have delivered or otherwise made available to Purchaser substantially all of the Purchased Assets in accordance with the terms of this Agreement.

(g)                                 Release of Claims against Iceland Entities.  Seller shall and shall cause the U.S. Subs to take all necessary actions to convey all assets Related to Business and to release all Liens, Claims or Interests held by Seller or the U.S. Subs of any kind in or against the Iceland Entities.

(h)                                 Material Adverse Effect.  Since the date hereof no events, circumstances or conditions shall have arisen that have had or would reasonably be expected to have a Material Adverse Effect.

(i)                                     Opinions of Counsel.  Purchaser shall receive at the Closing (i) an opinion from Seller’s U.S. Counsel and (ii) an opinion from Seller’s General Counsel as Seller’s Iceland counsel, both dated as of the Closing Date, as to the matters set forth in Exhibit H in form and substance satisfactory to Purchaser.

(j)                                     Good Standing Certificates.  Seller shall have obtained and delivered to Purchaser certificates of good standing (including with respect to taxes), dated as of a date not more than three (3) days prior to the Closing, with respect to Seller issued by the applicable Governmental Entity in each other jurisdiction in which Seller is qualified to do business, as well as similar certificates with respect to each Seller Subsidiary, except that the Iceland Entities are incorporated under the laws of Iceland, where the concept of “good standing” as commonly understood with respect to state and other jurisdictions in the United States of America is inapplicable.

(k)                                  Secretary’s Certificate.  A certificate executed by the secretary of Seller attaching and certifying true and correct copies of (i) Seller’s Certificate of Incorporation and the charter document of the Iceland Sub, (ii) the bylaws of Seller and the Iceland Sub, (iii) the resolutions of Seller’s board of directors approving this Agreement and the transactions contemplated hereby; and (iv) the resolutions of Seller’s shareholders approving this Agreement and the transactions contemplated hereby.

(l)                                     Third-Party Consents.

(i)                                     Seller shall have obtained all consents, waivers and approvals of parties to any U.S. Sub Contracts as are required thereunder in connection with the transactions contemplated by this Agreement or for any such U.S. Sub Contracts or Seller Contracts to remain in full force and effect without limitation, modification or alteration after the Closing.

(ii)                                  Seller shall have also obtained all necessary consents from the non-debtor parties thereto to allow Purchaser or its assigns to continue operating the Business in the ordinary course as currently conducted (including, any consents from any parties to U.S. Sub Contract necessary so that Iceland Entities shall continue to have all rights hereunder after giving effect to the transaction contemplated herein).

(iii)                               Purchaser or its assigns shall have been assigned continued use of all assets, licenses, samples, specimens, data, and information (whether derived from public or private sources) currently available to Seller and Iceland Entities on the same or not materially less favorable terms, than currently obtained by Seller and Iceland Entities.

(iv)                              Seller shall have obtained all consents, waivers and approvals of parties to any Iceland Contracts as are required thereunder in connection with the transactions contemplated by this Agreement or for any such Iceland Contracts to remain in full force and effect without limitation, modification or alteration after the Closing.

(m)                               Material Suppliers.  The material suppliers and other material business partners of Seller and Iceland Entities shall have continued their business relationships with Iceland Entities so as to allow Purchaser or its assigns, as owners of Iceland Entities, to continue operating the Business in the ordinary course as currently conducted.

(n)                                 Major Creditors. The major creditors of Iceland Sub, as determined to the reasonable satisfaction of Purchaser and as listed on Schedule 7.2(n) hereto, shall have agreed to restructure outstanding obligations in a manner acceptable to Purchaser, without requiring payment by Seller of any portion of the Purchase Price to the extent such creditors and the amounts owed to them are fully and accurately disclosed on Schedule 7.2(n) hereto.

(o)                                 Employment with Iceland Sub or Purchaser.  All employees identified on Schedule 7.2(o)-1 hereto shall continue to be employed by Iceland Sub on substantially the same terms as such employees were employed under as of the date of this Agreement and all employees of Seller or the U.S. Subs identified on Schedule 7.2(o)-2 hereto shall have agreed to employment or consulting arrangements reasonably acceptable to Purchaser.

(p)                                 Closing Deliverables.  Seller shall have delivered to Purchaser the items set forth in Section 8.1

(q)                                 Non-Competition Agreement.  The Chief Executive Officer of Seller, Kari Stefansson, shall enter into a non-competition agreement in the form attached hereto as Exhibit I (the “Non-Competition Agreement”) with Purchaser.

7.3                               Conditions to Seller’s Obligation to Close.  The obligations of Seller to effect the Closing hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Seller may expressly waive the same in writing:

(a)                                  Accuracy of Representations and Warranties on Closing Date.  The representations and warranties made by Purchaser in ARTICLE 4 herein shall be true and correct in all material respects, on and as of the date hereof and on and as of the Closing Date, with the same force and effect as though such representations and warranties were made on and as of the Closing Date.

(b)                                 Compliance.  Purchaser shall have complied in all material respects with, and shall have fully performed in all material respects the terms, conditions, covenants and obligations of this Agreement imposed thereon to be performed or complied with by Purchaser at or prior to the Closing.

(c)                                  Closing Deliverables.  Purchaser shall have delivered to Seller the items set forth in Section 8.1.

ARTICLE 8
CLOSING DELIVERABLES

8.1                               Purchaser’s Closing Deliverables.  At the Closing, Purchaser shall deliver to Seller the following:

(a)                                  the Base Cash Price (such cash amount to be net of the portion of the Loan Amount credited against the Base Cash Price) in immediately available funds by wire transfer to an account or accounts which have been designated by Seller at least two Business Days prior to the Closing Date;

(b)                                 certificates representing the Junior Preferred Interest;

(c)                                  such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Seller, as may be necessary to effect Purchaser’s assumption of the Assumed Liabilities and the effective assignment of any Assigned Seller Contracts or U.S. Sub Contracts or other Purchased Assets;

(d)                                 a duly executed counterpart of each of the Ancillary Agreements;

(e)                                  a copy of the Certificate of Formation of Purchaser and a copy of the Operating Agreement of Purchaser as then in effect;

(f)                                    a certificate of an officer of Purchaser certifying that the conditions set forth in Sections 7.3(a) (Accuracy of Representations and Warranties on Closing Date) and 7.3(b) (Compliance) have been satisfied;

(g)                                 a duly executed mutual general release, in form and substance reasonably satisfactory to Purchaser and Seller, pursuant to which Seller and each of the US Subs releases each of the Iceland Entities from inter-company obligations, and each of the Iceland Entities releases Seller and each of the US Subs from inter-company obligations, in each case as of the Closing, except as otherwise provided in this Agreement; and

(h)                                 such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

8.2                               Seller’s Closing Deliverables.  At the Closing, Seller shall deliver or cause to be delivered to Purchaser, at Seller’s expense and in a form and substance reasonably satisfactory to Purchaser, the following:

(a)                                  the deeds, bills of sale, assignments and other instruments of conveyance in customary forms and as reasonably requested by Purchaser to vest in Purchaser all of Seller’s, U.S. Subs’ and the Bankruptcy Estate’s right, title and interest in, to and under the Purchased Assets.

(b)                                 full possession and control of the Purchased Assets, free and clear of all Liens, Claims or Interests other than Permitted Liens, pursuant to the Sale Order or otherwise.

(c)                                  assignments, in form and substance reasonably acceptable to Purchaser and, if applicable, as required by any Governmental Entity with which Seller’s or any U.S. Sub’s rights to any Business Intellectual Property have been filed, assigning to Purchaser the Business Intellectual Property;

(d)                                 stock certificates representing all of the outstanding shares of capital stock or other equity interests of the Iceland Entities;

(e)                                  assignment and assumption agreements, in form and substance reasonably acceptable to Purchaser and Seller, assigning to Purchaser or its Affiliates all rights of Seller and U.S. Subs in and to all of the Assigned Seller Contracts and U.S. Sub Contracts, exclusive of any Excluded Liabilities;

(f)                                    assignment and assumption agreements, in form and substance reasonably acceptable to Purchaser and Seller, assigning to Purchaser the proprietary/confidential information agreements and non-competition agreements between any employee and Seller or any of its U.S. Subs to the extent Related to the Business;

(g)                                 a duly executed certification that Seller is not a foreign Person pursuant to Treasury Regulation Section 1.1445-2(b)(2); it being understood that notwithstanding anything to the contrary contained herein, if Seller fails to provide Purchaser with such certification, Purchaser shall be entitled to withhold the requisite amount from the Base Cash Price in accordance with Section 1445 of the Code and the applicable Treasury Regulations;

(h)                                 the Records Related to the Business;

(i)                                     (i) an opinion from Seller’s U.S. Counsel and (ii) an opinion from Seller’s General Counsel as Seller’s Iceland counsel, both dated as of the Closing Date, as to the matters set forth in Exhibit H in form and substance satisfactory to Purchaser;

(j)                                     a duly executed counterpart of each of the Ancillary Agreements;

(k)                                  evidence of the obtaining of or the filing with respect to, the Seller Required Approvals;

(l)                                     any consents, approvals and authorizations of third parties that are necessary, including authorization by the Bankruptcy Court (in form reasonably acceptable to Purchaser) for the execution, delivery and consummation of this Agreement.

(m)                               releases from Seller and U.S. Subs of all Liens, Claims or Interests of any kind against the Iceland Entities.

(n)                                 a certificate of an officer of Seller certifying that the conditions set forth in Sections 7.2(c) (Accuracy of Representations and Warranties on Closing Date) and 7.2(d) (Compliance) have been satisfied.

(o)                                 the certificates of good standing set forth in Section 7.2(j);

(p)                                 the certificate executed by the secretary of Seller set forth in Section 7.2(k);

(q)                                 a Non-Competition Agreement duly executed by Kari Stefansson in the form attached hereto as Exhibit I;

(r)                                    a duly executed mutual general release, in form and substance reasonably satisfactory to Purchaser and Seller, pursuant to which Seller and each of the US Subs releases each of the Iceland Entities from inter-company obligations, and each of the Iceland Entities releases Seller and each of the US Subs from inter-company obligations, in each case as of the Closing, except as otherwise provided in this Agreement; and

(s)                                  such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement.

ARTICLE 9
INDEMNIFICATION

9.1                               Survival.  The representations and warranties of the parties in this Agreement and the right to assert a claim under this ARTICLE 9 with respect to any such representations and warranties shall survive the Closing for a period of 9 months, except that if written notice asserting any bona fide claim for indemnification under this ARTICLE 9 shall have been given within the applicable survival period, the representations and warranties that are the subject of such claim shall survive until such claim is fully and finally resolved.  The covenants and agreements contained in this Agreement to be performed or complied with after the Closing Date shall survive until fully performed or complied with.  The right to indemnification, reimbursement or other remedy based upon the representations, warranties, covenants and obligations contained in this Agreement shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date with respect to the accuracy or inaccuracy of or compliance with any such representation or warranty, will not affect the right to indemnification, reimbursement or other remedy based upon such representations and warranties.

9.2                               Seller’s Agreement to Indemnify.  If the Closing occurs, subject to the terms of this ARTICLE 9, Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Purchaser, its Affiliates and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Purchaser Indemnified Parties,” and collectively with the Seller Indemnified Parties, the “Indemnified Parties”) and in respect of Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Purchaser Indemnified Parties (the “Purchaser Damages”), whether in respect of third party claims, claims between the parties hereto, or otherwise, subject to Section 9.2, directly or indirectly relating to or arising from or in connection with any of the following:

(a)                                  any breach of, or any inaccuracy in any representation or warranty made by Seller contained in this Agreement, any Ancillary Agreement or any document delivered pursuant to this Agreement, it being understood that for purposes of this Section 9.2 any qualifications relating to materiality, including the term “Material Adverse Effect”, or relating to Knowledge contained in such representation or warranty shall be disregarded for purposes of determining whether such representation or warranty was breached; or

(b)                                 any breach by Seller or any Seller Subsidiary of (or failure by Seller or any Seller Subsidiary to perform) any covenant, obligation or agreement of Seller contained in this Agreement, any Ancillary Agreement or any document delivered pursuant to this Agreement including any Liability arising out of the ownership or operation of the Purchased Assets prior to the Closing other than the Assumed Liabilities; or

(c)                                  any of the Excluded Assets or the Excluded Liabilities, including, without limitation, (A) any and all Liabilities relating to Seller’s employees, and (B) any and all Liabilities under Environmental Law to the extent arising out of (I) the ownership or operation of the Purchased Assets or the Business prior to the Closing or (II) any activity, action or failure to take action by Seller, any Seller Subsidiary or any Person acting on behalf of Seller or any Seller Subsidiary following the Closing or the existence of any environmentally related condition relating to the Business to the extent resulting from any activity, action or failure to take action by Seller, any Seller Subsidiary or any person acting on behalf of Seller or any Seller Subsidiary following the Closing (including in each case Liabilities relating to (A) investigation, removal, remediation, containment, cleanup or abatement of the presence, release or threatened release of any Hazardous Substance, whether on-site or off-site and (B) any claim by any third party, including tort suits for personal or bodily injury, property damage or injunctive relief relating to the presence of or exposure to, any Hazardous Substance); and

(d)                                 any Taxes and Transfer Taxes for which Seller is responsible in accordance with Section 3.4.

9.3                               Limitations on Seller’s Agreement to Indemnify.  The obligations of Seller to indemnify and hold harmless the Purchaser Indemnified Parties pursuant to this ARTICLE 9 are subject to the following limitations:

(a)                                  In calculating amounts payable to Purchaser, the amount of any indemnified Purchaser Damages shall be determined without duplication of any other Purchaser Damages for which a claim by any Purchaser Indemnified Party has been made.

(b)                                 Any written notice delivered by a Purchaser Indemnified Party to Seller seeking indemnification pursuant to this Agreement with respect to Purchaser Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Purchaser Damages, the sections of this Agreement which form the basis for the claim, copies of all written materials relating to such claim and, to the extent reasonably practicable, a reasonable estimate of the amount of the Purchaser Damages that have been or may be sustained by the Purchaser Indemnified Party.

(c)                                  Purchaser shall use its reasonable best efforts to make and pursue a timely claim for insurance and/or other payments available from third parties with respect to Losses for which it will seek indemnification hereunder.

(d)                                 The amount of any Losses for which indemnification is provided for under this Agreement shall be reduced by (i) any amounts actually realized by the indemnified party as a result of any indemnification, contribution or other payment by any third party and (ii) any insurance proceeds or other amounts actually realized by the indemnified party from third parties with respect to such Losses.  The indemnified party shall pay the amount of any such proceeds or benefits described in this Section 9.3(d) to the indemnifying party promptly within 30 days of such proceeds or benefits being actually realized by the indemnified party.

9.4                               Purchaser’s Agreement to Indemnify.  If the Closing occurs, subject to the terms of this ARTICLE 9, from and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its directors, officers, attorneys, accountants, agents, Representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”) from, against and in respect of all Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties (collectively, the “Seller Damages”) whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from:

(a)                                  any breach of or any inaccuracy in any representation or warranty made by any Purchaser in this Agreement, it being understood that for purposes of this Section 9.4 any qualifications relating to materiality, including the term “Material Adverse Effect”, or relating to Knowledge contained in such representation or warranty shall be disregarded for purposes of determining whether such representation or warranty was breached; or

(b)                                 any breach by Purchaser of (or failure by Purchaser to perform) any covenant, obligation or agreement of Purchaser contained in this Agreement, any Ancillary Agreement or any document delivered pursuant to this Agreement; or

(c)                                  the Assumed Liabilities.

Seller agrees that, from and after the Closing, the indemnification provided by Purchaser as set forth in this ARTICLE 9 is the exclusive remedy of the Seller Indemnified Parties for a breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement, except with respect to (i) Seller Damages arising from fraud of Purchaser in connection with this Agreement or (ii) a failure by the Purchaser to pay the Purchase Price as provided in this Agreement.

9.5                               Limitations on Purchaser’s Agreement to Indemnify.  The obligations of Purchaser to indemnify and hold harmless the Seller Indemnified Parties pursuant to this ARTICLE 9 are subject to the following limitations:

(a)                                  In calculating amounts payable to Seller, the amount of any indemnified Seller Damages shall be determined without duplication of any other Seller Damages for which a claim by any Seller Indemnified Party has been made.

(b)                                 Any written notice delivered by a Seller Indemnified Party to Purchaser seeking indemnification pursuant to this Agreement with respect to Seller Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Seller Damages, the sections of this Agreement which form the basis for the claim, copies of all written materials relating to such claim and, to the extent reasonably practicable, a reasonable estimate of the amount of the Seller Damages that have been or may be sustained by the Seller Indemnified Party.

(c)                                  Seller shall use its reasonable best efforts to make and pursue a timely claim for insurance and/or other payments available from third parties with respect to Losses for which it will seek indemnification hereunder.

(d)                                 The amount of any Losses for which indemnification is provided for under this Agreement shall be reduced by (i) any amounts actually realized by the indemnified party as a result of any indemnification, contribution or other payment by any third party, and (ii) any insurance proceeds or other amounts actually realized by the indemnified party from third parties with respect to such Losses.  The indemnified party shall pay the amount of any such proceeds or benefits described in this Section 9.5(d) to the indemnifying party promptly within 30 days of such proceeds or benefits being actually realized by the indemnified party.

9.6                               Other Limitations on and Treatment of Certain Claims for Indemnification.

(a)                                  In no event shall Seller’s or Purchaser’s liability pursuant to this ARTICLE 9 for Purchaser Damages exceed the Holdback Amount. In no event shall Purchaser’s liability pursuant to this ARTICLE 9 for Seller Damages exceed the sum of (i) the Holdback Amount and (ii) the amounts required to be delivered pursuant to Section 6.17.

(b)                                 The limitations provided in Section 9.6(a) above shall not apply to claims for Purchaser Damages based on (i) breaches of the representations and warranties contained in Section 5.15 or (ii) Excluded Liabilities described in Section 2.2(g); provided that Seller shall only be liable for such claims if all Losses of Purchaser Indemnified Parties under this Agreement exceed, in the aggregate, $10,000.

9.7                               Claims Based on Fraud.  Notwithstanding anything to the contrary contained in this Agreement, nothing shall be deemed to limit any party’s rights to recover any or all Losses incurred or suffered by it relating to or arising out of or in connection with fraud on the part of Seller or Purchaser, as applicable, in connection with this Agreement.

9.8                               Claims.

(a)                                  As soon as is reasonably practicable after becoming aware of facts which give rise to the basis of a claim for indemnification under this Agreement involving a claim (or the commencement of any proceeding or investigation) of the type described in this ARTICLE 9, the indemnified party shall give written notice to the indemnifying party of such claim; provided that the failure of the indemnified party to give such written notice shall not relieve the indemnifying party of its obligations under this ARTICLE 9, except to the extent that the indemnifying party shall have been prejudiced thereby.

(b)                                 If the indemnifying party does not object in writing to such indemnification claim within 15 calendar days of receiving written notice thereof, the indemnified party shall be entitled to recover promptly from the indemnifying party (subject to the limitations in this ARTICLE 9) and the indemnifying party shall promptly pay to the indemnified party (subject to the limitations in this ARTICLE 9) the amount of such claim.

9.9                               Third-Party Indemnification.  The obligations of any indemnifying party to indemnify any indemnified party under this ARTICLE 9 with respect to Purchaser Damages or Seller Damages, as the case may be, resulting from the assertion of liability by third parties (including government entities) shall be subject to the following terms and conditions:

(a)                                  Notice of Third-Party Claims; Assumption of Defense.

(i)                                     The indemnified party shall give notice to the indemnifying party, as promptly as is reasonably practicable, of the assertion of any claim or the commencement of any proceeding or investigation by any Person not a party hereto (a “Third-Party Claim”) in respect of which indemnity may be sought under this Agreement, which notice shall contain reasonable details concerning such Third-Party Claim; provided that the failure of the indemnified party to give notice shall not relieve the indemnifying party of its obligations under this ARTICLE 9, except to the extent that the indemnifying party shall have been prejudiced thereby.

(ii)                                  The indemnifying party may, at its own expense, (A) participate in the defense of any such Third-Party Claim and (B) upon written notice to the indemnified party assume the defense thereof; provided that (1) the indemnifying party shall provide written evidence reasonably satisfactory to the indemnified party demonstrating that the indemnifying party has a sufficient amount of assets for purposes of such assumption of defense, (2) the indemnifying party’s counsel is reasonably satisfactory to the indemnified party and (3) the indemnifying party shall thereafter consult with the indemnified party upon the indemnified party’s reasonable request for such consultation from time to time with respect to such Third-Party Claim.

(iii)                               If the indemnifying party assumes such defense, the indemnified party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel (at its own cost and expense) separate from the counsel employed by the indemnifying party.

(b)                                 Settlement or Compromise.  Any settlement or compromise made or caused to be made by the indemnified party or the indemnifying party, as the case may be, of any Third-Party Claim shall also be binding upon the indemnifying party or the indemnified party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided that no obligation, restriction or Losses shall be imposed on the indemnified party as a result of such settlement without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

9.10                        Offset Obligation.  If any Purchaser Indemnified Party is entitled to receive any amount from Seller under this ARTICLE 9, the Purchaser Indemnified Party shall be entitled to offset any such amounts against the Holdback Amount payable to Seller in accordance with Section 3.2(b).  The amount that Purchaser can offset pursuant to this Section 9.10 shall not exceed an amount equal to the Holdback Amount.

9.11                        Exclusive Post-Closing Remedy.  After the Closing, the indemnification provided in this ARTICLE 9 (including all limitations contained herein) shall be the sole and exclusive remedy for all matters relating to this Agreement, the transactions contemplated hereby and for the breach of any representation, warranty, covenant or agreement contained herein. Except for any indemnification claims provided under this ARTICLE 9, each party hereby waives any and all claims (other than claims for fraud as described in Section 9.7) which it may have in connection with this Agreement and the transactions contemplated hereby.

9.12                        Mitigation.  Each Purchaser Indemnified Party shall use reasonable best efforts to mitigate any Purchaser Damages and each Seller Indemnified Party shall use reasonable best efforts to mitigate any Seller Damages.

ARTICLE 10
MISCELLANEOUS

10.1                        Termination Prior to Closing.  Notwithstanding anything to the contrary herein, this Agreement and the transactions contemplated by this Agreement may be terminated at any time before the Closing as follows and in no other manner:

(a)                                  by mutual consent in writing by Purchaser and Seller;

(b)                                 by Purchaser or Seller, upon Seller entering into an agreement providing for an Alternative Transaction, provided that any termination pursuant to this Section 10.1(b) shall not become effective until Seller fulfills its obligation to pay any Break-Up Fee and Expense Reimbursement payable pursuant to Section 10.2 (Break-Up Fee; Expense Reimbursement);

(c)                                  By Purchaser, if DIP Loan is not approved;

(d)                                 by Purchaser:

(i)                                     within 5 business days, if Seller has not commenced the Bankruptcy Case and filed the Sales Procedures Motion within one business day of the date hereof, notwithstanding any subsequent cure;

(ii)                                  provided Purchaser is not in material breach of its obligations under this Agreement, if the Sale Procedures Order shall not have been entered by the Bankruptcy Court on its docket within 15 days of the Petition Date in a form reasonably acceptable to Purchaser, notwithstanding any subsequent cure;

(iii)                               provided Purchaser is not in material breach of its obligations under this Agreement, if the Sale Order shall not have been entered by the Bankruptcy Court on its docket within 26 days after entry of the Sale Procedures Order by the Bankruptcy Court on its docket in a form reasonably acceptable to Purchaser, notwithstanding any subsequent cure;

(iv)                              provided Purchaser is not in material breach of its obligations under this Agreement, if the Closing shall not have occurred within 11 days following the entry of the Sale Order in a form reasonably acceptable to Purchaser, notwithstanding any subsequent cure;

(v)                                 provided Purchaser is not in material breach of its obligations under this Agreement and Purchaser has previously provided Seller with notice of any material failure to perform any covenant of Seller contained in ARTICLE 6, or a material violation by Seller of the Sale Procedures Order and Seller has failed, within two days after such notice, to perform such covenant, remedy such material violation, or provide reasonably adequate assurance to Purchaser of Seller’s ability to perform such covenant or remedy such material violation;

(vi)                              if Seller’s Bankruptcy Case is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code pursuant to the provisions of the Bankruptcy Code;

(vii)                           if the Bankruptcy Court orders the appointment of a trustee or examiner with expanded powers pursuant to the provisions of the Bankruptcy Code in the Bankruptcy Case;

(viii)                        within 5 business days after Purchaser becomes aware of any events, circumstances or conditions that shall have arisen that have had or would reasonably be expected to have a Material Adverse Effect; or

(ix)                                at any time; provided that if Purchaser terminates this Agreement pursuant to this Section 10.1(d)(viii), Seller shall be entitled to the Liquidated Damages in accordance with Section 3.1 (Purchaser’s Loan to Seller and Liquidated Damages);

(e)                                  by Seller, within 5 business days, if Seller is not in material breach of its obligations under this Agreement, if the Closing shall not have occurred within 11 days after the Sale Order becomes a Final Order.

Any termination of this Agreement pursuant to this Section 10.1 shall be without liability to the terminating party, except as provided in Section 3.1, Section 10.2 and Section 10.3.

10.2                        Break-Up Fee; Expense Reimbursement.  So long as Purchaser is not in material breach of its obligations under this Agreement (and has been provided reasonable notice and opportunity to cure by Seller in the event of any material breach by Purchaser), if Seller sells, transfers, leases or otherwise disposes of, directly or indirectly (including through an asset sale, stock sale, merger or other similar transaction) all or substantially all of the Business or the Purchased Assets in an Alternative Transaction, Seller shall pay to Purchaser, within two business days after the consummation of such Alternative Transaction, (i) the Break-Up Fee in cash and (ii) the Expense Reimbursement in cash.  The Sale Procedures Order shall provide the Break-Up Fee and the Expense Reimbursement shall be paid as administrative expenses of Seller with priority over any and all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code and the Purchaser shall be entitled to a first priority priming lien on the proceeds of the Alternative Transaction until such Break-Up Fee and Expense Reimbursement are paid in full.  Seller acknowledges that the Break-Up Fee and the Expense Reimbursement shall survive termination of the Agreement, and entry of the Sale Procedures Order by the Bankruptcy Court shall bind Seller’s senior secured lenders to the treatment of the Break-Up Fee and the Expense Reimbursement.

10.3                        Allowed Administrative Expenses.  The Sale Procedures Order shall provide that any and all amounts owed to Purchaser by Seller hereunder after the date of this Agreement shall constitute allowed administrative expenses of Seller under Sections 503(b)(1) and 507(A)(2), as applicable, of the Bankruptcy Code.  In addition, the Sale Procedures Order shall provide that the Break-Up Fee and the Expense Reimbursement shall be entitled to a first priority priming lien on the proceeds of the Alternative Transaction until such Break-Up Fee and Expense Reimbursement are paid in full.

10.4                        Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be personally delivered or sent by certified or registered United States mail, postage prepaid, or sent by nationally-recognized overnight express courier and addressed as follows:

(a)                                  If to Seller:

Before Closing:

deCODE genetics

Sturlugata 8

IS-101 Reykjavik

Iceland

Attn: General Counsel

Tel: +354 570 1900

Fax: +354 570 1903

With a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attn: Richard R. Kelly

Tel: (617) 239-8491

Fax: (617) 542-2241

and

Stevens & Lee, A PA Professional Corporation

Princeton Pike Corporate Center

100 Lenox Drive, Suite 200

Lawrenceville, NJ 08648

Attn: Marsha E. Novick

Tel: (609) 987-6677

Fax: (610) 371-792

After Closing, to an address to be provided to Purchaser at or before Closing for this purpose.

(b)                                 If to Purchaser:

Saga Investments LLC

c/o Polaris Venture Partners

1000 Winter Street, Suite 3350

Waltham, MA 02451

Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Attn:  Sam Zucker

Suzzanne S. Uhland

Eric Sibbitt

2765 Sand Hill Road

Menlo Park, California 94025

Tel: (650) 473-2600

Fax: (650) 473-2601

10.5                        Entire Agreement.  This Agreement, including all Exhibits and Schedules hereto (which are incorporated herein by reference) and any agreements to be executed and delivered in connection herewith, together constitute the entire agreement and understanding between the parties, and there are no agreements or commitments with respect to the transactions contemplated herein except as set forth in this Agreement.  This Agreement supersedes any prior offer, agreement or understanding between the parties with respect to the transactions contemplated hereby.

10.6                        Fulfillment of Obligations.  Any obligation of any party to any other party under this Agreement, or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

10.7                        Amendment; Waiver.  Any term or provision of this Agreement may be amended only by a writing signed by Seller and Purchaser.  The observance of any term or provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver.  No waiver by a party of any breach of this Agreement will be deemed to constitute a waiver of any other breach or any succeeding breach.  No waiver that may be given by a party will be applicable except for the specific instance for which it is given.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law except as otherwise specifically provided in ARTICLE 9 hereof.

10.8                        No Assignment or Benefit to Third Parties.  Subject to the provisions of Section 3.6, no party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto, except as provided in Section 10.6 and except that Purchaser may assign any and all of its rights under this Agreement or any Ancillary Agreement to one or more of its wholly owned subsidiaries (but no such assignment shall relieve Purchaser of any of its obligations hereunder).  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal Representatives and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than Purchaser, Seller, the Indemnified Parties and their respective successors, legal Representatives and permitted assigns, any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.9                        No Third-Party Beneficiaries.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

10.10                 Execution in Counterparts.  For the convenience of the parties, this Agreement may be executed in one or more counterparts and in original or by facsimile, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

10.11                 Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (excluding application of any choice of law doctrines that would make applicable the law of any other state or jurisdiction) and, where appropriate, applicable federal law.  The Bankruptcy Court shall have exclusive jurisdiction to enforce and interpret the terms of this Agreement and resolve any disputes and claims with respect thereto.

10.12                 Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.13                 Severability.  If any provision of this Agreement is for any reason and to any extent deemed to be invalid or unenforceable, then such provision shall not be voided but rather shall be enforced to the maximum extent then permissible under then applicable law so as to reasonably effect the intent of the parties hereto, and the remainder of this Agreement will remain in full force and effect.

10.14                 Attorneys’ Fees.  Should any legal proceeding be brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees to be fixed in amount by the Bankruptcy Court (including without limitation costs, expenses and fees on any appeal).

10.15                 Headings.  The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

10.16                 Limitations on Damages.  Neither Seller nor Purchaser shall have any liability to any other party for consequential damages, special damages, incidental damages, indirect damages, punitive damages, multiple of earnings, diminution in value or lost profits.

ARTICLE 11
DEFINITIONS

As used in this Agreement, the following terms have the meanings specified in this ARTICLE 11.

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller arising out of the sale or other disposition of goods and services of the Business and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing, except to the extent included in Excluded Assets.

“Additional Cash Price” has the meaning given that term in Section 3.2(a)(ii).

“Additional Cash Release Date” has the meaning given that term in Section 3.2(a)(ii).

“Advance Proceeds” has the meaning given that term in Section 3.2(a)(iii).

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning given that term in the introductory paragraph.

“Allocation” has the meaning given that term in Section 3.4(b).

“Alternative Transaction” has the meaning given that term in Section 7.1(c)(iii).

“Ancillary Agreements” means collectively, those agreements set forth in Exhibits A-I executed simultaneously herewith and those to be entered into at Closing between Purchaser and/or its Affiliates and Seller and/or its Affiliates.

“ARS” has the meanings given those terms in Section 1.1(i).

“Assigned Contracts” has the meanings given those terms in Section 1.1(i).

“Assigned Seller Contracts” has the meanings given those terms in Schedule 6.5(a).

“Assumed Liabilities” has the meaning given that term in Section 2.1.

“Auction” has the meaning given that term in Exhibit D.

“Audited Financial Statements” has the meaning given that term in Section 5.8(a).

“Authorizations” means Governmental Authorizations and Non-Governmental Authorizations.

“Bankruptcy Case” has the meaning given that term in paragraph A of the Recitals.

“Bankruptcy Claims” means all avoidance claims and causes of action under Sections 544, 547, 547, 549, 550 and 553 of the Bankruptcy Code and any related claims and causes of action under applicable non-bankruptcy law arising out of the same set of facts, and the proceeds thereof.

“Bankruptcy Code” has the meaning given that term in paragraph A of the Recitals.

“Bankruptcy Court” has the meaning given that term in paragraph A of the Recitals.

“Bankruptcy Estate” has the meaning given that term paragraph A of in the Recitals.

“Base Cash Price” has the meaning given that term in Section 3.2(a)(i).

“Bid Deadline” has the meaning given that term in Exhibit D.

“Break-Up Fee” has the meaning given that term in Section 7.1(c)(iii).

“Bridge Loan” has the meaning given that term in Section 3.1.

“Business” means the business of Seller and Seller Subsidiaries currently conducted or contemplated to be conducted (i) by the Iceland Sub and its subsidiary, or (ii) otherwise required for or primarily related to the Purchased Compounds, including any further development and commercialization thereof.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the United States are authorized or obligated by Law or executive order to close.

“Business Intellectual Property” means any and all Intellectual Property that is used in or contemplated to be used in the Business as currently conducted by Seller and the Seller Subsidiaries, including Intellectual Property embodied in the Business Products.

“Business Products” means (i) any product or service sold, distributed or otherwise commercialized by or for Seller and the Seller Subsidiaries Related to the Business and (ii) any product and services being developed by or for Seller and the Seller Subsidiaries Related to the Business.

“CERCLA” has the meaning given that term in Section 2.2(f).

“Chapter 11” has the meaning given that term in Section 6.1.

“Chapter 11 Budget” has the meaning given that term in Section 6.7.

“CLIA” has the meaning given that term in Section 5.12(c).

“Clinical IP” means (i) pre-clinical or clinical protocols and data resulting from or relating to pre-clinical or clinical trials incorporating any Business Product or components thereof, and (ii) all INDs, NDAs (including any NDA Submission Package) and other US or similar foreign regulatory applications, submissions and approvals Related to the Business.

“Closing” has the meaning given that term in Section 3.3.

“Closing Date” has the meaning given that term in Section 3.3.

“Code” has the meaning given that term in Section 3.4(b).

“Subscription Agreements” have the meanings given that term in Recital C.

“Confidentiality Agreements” mean, collectively, the non-disclosure agreement between Seller and Polaris Venture Partners, dated December 9, 2008; the non-disclosure agreement between Seller and Arch Venture Corporation, dated December 20, 2008; and the non-disclosure agreement between Seller and Illumina, Inc., dated October 16, 2008.

“Contract Determination Date” has the meaning given that term in Schedule 6.5(a).

“Copyrights” means copyrights and registrations and applications therefor, works of authorship, content (including website content) and mask work rights.

“Cure Costs” has the meaning given that term in Section 6.6(c).

“DIP Loan” has the meaning given that term in Section 3.1.

“Effect” means any event, circumstance, change, effect or development.

“Effective Date” has the meaning given that term in the introductory paragraph.

“Environmental Laws” has the meaning given that term in Section 2.2(f).

“Environmental Permits” has the meaning given that term in Section 5.17(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning given that term in Section 5.27.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Assets” has the meaning given that term in Section 1.2.

“Excluded Contracts” has the meaning given that term in Section 1.2(i).

“Excluded Intellectual Property” has the meaning given that term in Section 1.2(c).

“Excluded Liabilities” has the meaning given that term in Section 2.2(m).

“Expense Reimbursement” has the meaning given that term in Section 7.1(c)(iii).

“FDA” means the U.S. Food and Drug Administration or any successor entity thereto.

“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, entered on the docket of the Bankruptcy Case, that has not been reversed, rescinded, stayed, modified or amended, that is in full force in effect, and with respect to which: (a) the time to appeal, seek review or rehearing, or petition for certiorari has expired and no timely-filed appeal or petition for review, rehearing, remand or certiorari is pending; (b) any right to appeal, seek review or rehearing, or petition for certiorari has been waived in writing; or (c) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from which review, rehearing or certiorari was sought.

“Financial Statements” has the meaning given that term in Section 5.8(a).

“Financing” has the meaning given that term in Section 4.8.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership or other organizational documents; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership or other organizational documents; (d) if a limited liability company, the articles of organization and operating agreement or other organizational documents; (e) if another type of Person, any other charter or similar document adopted or filled in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorizations” means all licenses, permits, certificates and other authorizations, consents, waivers, approvals, clearances issued by or obtained from a Governmental Entity or Self-Regulatory Organization, and amendments or supplements thereto.

“Governmental Entity” means any:

(a)           nation, state, county, city, town, borough, village, district or other jurisdiction;

(b)           federal, state, local, municipal, foreign or other government;

(c)           governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d)           multinational organization or body;

(e)           body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(f)            official of any of the foregoing.

“Good Faith Deposit” has the meaning given that term in Section 7.1(c)(i)(F).

“Healthcare Laws” means any US, foreign or other law or regulation related to the development, manufacturing or commercialization of healthcare products and services, including without limitation DNA based diagnostics products and services, products and services that utilize individual genetic information and pharmaceutical products and services, including without limitation (i) the U.S. Federal Food, Drug and Cosmetic Act and any regulations promulgated thereunder and any amendments or successors thereto, (ii) the Clinical Laboratory Improvement Amendment of 1988 and any regulations promulgated thereunder and any amendments or successors thereto, (iii) the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)) and any regulations promulgated thereunder and any amendments or successors thereto, the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)) and any regulations promulgated thereunder and any amendments or successors thereto, (iv) the civil False Claims Act (31 U.S.C. §§ 3729 et seq.) and any regulations promulgated thereunder and any amendments or successors thereto, (v) the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)) and any regulations promulgated thereunder and any amendments or successors thereto, (vi) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) and any regulations promulgated thereunder and any amendments or successors thereto, and (vii) any foreign equivalents of any of the above.

“Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous, toxic or otherwise harmful under applicable Laws or is otherwise regulated by a Governmental Entity, including petroleum products and byproducts, asbestos-containing material, polychlorinated biphenyls, lead-containing products and mold.

“Holdback Amount” has the meaning given that term in Section 3.2(a)(iii).

“Iceland Contracts” have the meanings given those terms in Section 5.19(a).

“Iceland Entities” shall have the meaning given that term in Section 1.1(a).

“Iceland Entity Benefit Plan” means a Seller Plan maintained by any of the Iceland Entities and identified as an “Iceland Entity Benefit Plan” on Section 5.27(a) of the Seller Disclosure Schedule.

“Iceland Sub” means Islensk erfdagreining ehf, Icelandic registration number 691295-3549, Seller’s only direct non-U.S. subsidiary.

“Inbound Licenses” has the meaning given that term in Section 5.205.21(d).

“IND” means any Investigational New Drug Application relating to any of the Business Products and all associated documents to support such applications, as submitted to the FDA.

“Indemnification Cap” has the meaning given that term in Section 9.6.

“Indemnified Parties” has the meaning given that term in Section 9.2.

“Insurance Policy” and “Insurance Policies” have the meanings given those terms in Section 5.25(a).

“Intellectual Property” means all worldwide intellectual property rights, including without limitation the following:  (a) Patents; (b) Marks; (c) Copyrights; (d) Know-How; (e) Clinical IP and (f) any similar, corresponding or equivalent rights to any of the foregoing.

“Inventory” means all inventory Related to the Business, wherever located, including all finished goods, work in process, raw materials, the Purchased Compounds, and all other materials and supplies to be used or consumed by Seller in the production of finished goods whether held at any location or facility of Seller or any Seller Subsidiary or in transit to Seller or any Seller Subsidiary, in each case as of the Closing Date, except to the extent included in Excluded Assets.

“Investors” has the meaning given that term in Recital C.

“IT Systems” means the information technology equipment and associated software used by or held for use by Seller or Seller Subsidiaries in the conduct of the Business.

“June 30 Financial Statements” has the meaning given that term in Section 5.8(a).

“Junior Preferred Interest” has the meaning given that term in Section 3.2(a)(iv).

“Know-How” means all technology, engineering, and other technical data, protocol, processes (including manufacturing processes), trade secrets, algorithms, formulas, schematics, technical drawings, ideas, know-how and any other information, experience or expertise Related to the Business, whether or not confidential and whether or not patentable.

“Knowledge” or any similar phrase means the collective actual knowledge of management employees or such persons who have primary responsibility for the relevant matter of Seller and Seller Subsidiaries, or of Purchaser, as the case may be, after reasonable inquiry and investigation.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction, writ, permit, license or decree enacted, issued, promulgated, enforced or entered by a Governmental Entity or Self-Regulatory Organization, including without limitation (i) any US, foreign or other law or regulation related to import, export and re-export of technology or products containing technology and (ii) Healthcare Laws.

“Leased Real Property” has the meaning given that term in Section 5.16(b).

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, character or description, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, secured or unsecured, accrued or not accrued, joint or several, due or to become due, vested or unvested, asserted or not asserted, disputed or undisputed, known or unknown, executory, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Liens, Claims or Interests” has the meaning given that term in Section 1.1.

“Limited Guarantees” have the meanings given that term in Recital C.

“Liquidated Damages” has the meaning given that term in Section 3.1.

“Loan Amount” has the meaning given that term in Section 3.1.

“Losses” means of any damages, losses, Liabilities, demands, Proceedings, payments, judgments, settlements, assessments, deficiencies, taxes, interest, penalties, diminution of value and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, attorneys’ fees, and out of pocket disbursements).

“Marks” means all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.

“Material Adverse Effect” means any Effect that individually or in the aggregate with any other Effect is materially adverse to the business, financial condition, results of operations or prospects of the Business, the Iceland Entities, Seller, the value of the Purchased Assets, or the ability of Seller to perform its obligations under this Agreement; except the filing of the Bankruptcy Case itself shall not by itself be deemed a Material Adverse Effect and any Effect resulting directly or indirectly from: (i) changes in the industry in which Seller and the Seller Subsidiaries operate that do not disproportionately affect Seller and Seller Subsidiaries; (ii) changes in general economic conditions; (iii) the taking of any action expressly consented to in writing by Purchaser, or (iv) any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof or (v) a continuation of circumstances in existence disclosed in the Disclosure Schedule as of the time of the filing of the Bankruptcy Case filing without a material worsening thereof. For the avoidance of doubt, any such Effect materially adverse to the Authorizations required by the Iceland Entities to conduct the business and any material worsening of the Liabilities of the Iceland Entities from the Effective Time shall be deemed a Material Adverse Effect.

“Material Contracts” have the meanings given those terms in Section 5.19(a).

“Minimum Cash Amount” means $3 million.

“Modified Asset Purchase Agreement” has the meaning given that term in Section 7.1(c)(i)(B).

“NDA” means any New Drug Application relating to any of the Business Products and all associated documentation to support such applications, as submitted to the FDA.

“NDA Submission Package” means all pre-clinical, laboratory, clinical, biocompatibility and other testing data; labeling; processing; material and packaging specifications; and supplements or amendment to any of the foregoing; and all other information used by Seller or Seller Subsidiaries for submitting, obtaining and maintaining approval of an NDA in accordance with the requirements of the U.S. Federal Food, Drug and Cosmetic Act, as amended.

“Net Cash Proceeds” has the meaning given that term in Section 3.2(a)(ii).

“Non-Cash Price” has the meaning given that term in Section 3.2(a)(iv).

“Non-Competition Agreement” has the meaning given that term in Section 7.2(p).

“Non-Consolidated Financial Statements” has the meaning given that term in Section 5.8(a).

“Non-Governmental Authorizations” means all licenses, permits, certificates and other authorizations, consents, waivers, and approvals other than Governmental Authorizations.

“OIG” means the Office of Inspector General of the U.S. Department of Health and Human Services.

“Order” means any action, decree, injunction, judgment, order, ruling, assessment, writ, award, arbitration, suit, notice or legal, administrative or other proceeding before any Governmental Entity or arbitrator.

“Open Source” means any open source, public source or freeware software that is licensed pursuant to any public or open source license, including any license that purports to require the distribution of or access to source code, or purports to require licensing of other software combined with such software, or purports to restrict one’s ability to charge for distribution of such software, including without limitation any GNU general public license or any GNU limited general public license.

“Operating Agreement” has the meaning given that term in Section 3.2(a)(iv).

“OSHA” has the meaning given that term in Section 2.2(f).

“Outbound Licenses” has the meaning given that term in Section 5.21(c).

“Patents” means all patents and applications therefor, including continuations, divisionals, continuations-in-part, re-examinations or re-issues of patent applications and patents issuing thereon.

“Permitted Liens” means (a) Liens, Claims or Interests for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings for which adequate reserves specifically identified with respect to such contested Taxes have been established in accordance with GAAP and as disclosed in Section 5.13 of the Seller Disclosure Schedule; (b) with respect to any Purchased Asset, the terms and conditions of any lease or license applicable thereto on the date of this Agreement to the extent both (i) disclosed on Section 5.21(a) of the Seller Disclosure Schedule and (ii) constituting an Assigned Contract; (c) mechanics’, materialmen’s, workmen’s, laborers’, repairmen’s, warehousemen’s, carrier’s, contractors’ or other similar Liens, Claims or Interests in the ordinary course of business; (d) (i) Liens, Claims or Interests created pursuant to this Agreement or pursuant to the Bridge Loan or the DIP Loan, (ii) Liens, Claims or Interests created by Purchaser or any of its Affiliates, (iii) Liens, Claims or Interests as may be set forth in or granted pursuant to, (A) the Governing Documents of any Person, and (iv) any restrictions on sales of securities under applicable securities laws; (e) with respect to real property, zoning, building codes and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by (i) the current use or occupancy of such real property or (ii) the operation of the Business; (f) easements, covenants, conditions, restrictions and other similar matters of record affecting title to real property that do not or would not materially impair the use or occupancy of such real property in the operation of the Business taken as a whole, and other encroachments and title and survey defects that do not or would not materially impair the use or occupancy of such real property in the operation of the Business taken as a whole; (g) matters that are disclosed on an accurate survey of the real property provided by Seller to Purchaser before the date hereof and as disclosed on Section 5.16(b) of Seller Disclosure Schedule; (h) with respect to the Business Intellectual Property, non-exclusive licenses granted for research and educational purposes under the agreements disclosed on Sections 5.19(d) or 5.19(l) of the Seller Disclosure Schedule.

“Permitted Transaction” means a liquidating sale or other disposition of any or all of the assets of deCODE Chemistry, Inc. for cash.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, limited liability company, limited liability partnership, labor union, trust, unincorporated organization, governmental body or other entity.

“Petition Date” has the meaning given that term in paragraph A of the Recitals.

“Potentially Assigned Contracts” has the meaning given that term in Schedule 6.5(a).

“Proceeding” means any litigation, suit, action, claim, charge, hearing, enforcement, arbitration, inquiry, investigation or proceeding.

“Product” has the meaning given that term in Section 5.31.

“Purchase Price” has the meaning given that term in Section 3.2(a).

“Purchased Asset” and “Purchased Assets” have the meanings given those terms in Section 1.1.

“Purchased Compounds” means the drug compounds of Seller and Seller Subsidiaries historically designated as DG041, DG051 and DG071, and any related or back up compounds to the foregoing.

“Purchaser” has the meaning given that term in the introductory paragraph.

“Purchaser Damages” has the meaning given that term in Section 9.2.

“Purchaser Indemnified Party” and “Purchaser Indemnified Parties” have the meanings given those terms in Section 9.2.

“Qualifying Bid” has the meaning given that term in Exhibit D.

“Qualifying Bidder” has the meaning given that term in Section 7.1(c)(i).

“RCRA” has the meaning given that term in Section 2.2(f).

“Reclamation Claim” means any claim asserted against Seller that is based on a demand for reclamation of certain goods pursuant to Section 546(c) of the Bankruptcy Code or other applicable law.

“Records” has the meaning given that term in Section 1.1(p).

“Regulatory Materials” has the meaning given that term in Section 5.21(f).

“Related to the Business” means required for, primarily related to, or used primarily in connection with, the Business as conducted by Seller and Seller Subsidiaries prior to the Closing.

“Registered IP” means those United States and foreign:  (a) patents and patent applications (including provisional applications); (b) registered trademarks, registered service marks, registered tradenames, applications to register trademarks, service marks or tradenames, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (c) registered copyrights and applications for copyright registration; and (d) registered domain names and applications for domain name registrations, in each case registered to or in the name of Seller or Seller Subsidiaries that are included in the Business Intellectual Property.

“Sale Order” has the meaning given that term in Section 6.2(a).

“Sale Procedures Order” has the meaning given that term in Section 6.2(a).

“Sale Procedures” has the meaning given that term in Section 6.2(a).

“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, Inc., the National Futures Association, the Chicago Board of Trade, any national securities exchange (as defined in the Exchange Act), any other securities exchange, futures exchange, contract market, any other exchange or corporation or similar Self-Regulatory body or organization.

“Seller” has the meaning given that term in the introductory paragraph.

“Seller Contracts” have the meanings given those terms in Section 5.19(a).

“Seller Damages” has the meaning given that term in Section 9.4.

“Seller Disclosure Schedule” has the meaning given that term in 4.4(b).

“Seller Indemnified Party” and “Seller Indemnified Parties” have the meanings given those terms in Section 9.4.

“Seller Plan” means (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and (b) any other written, unwritten, formal or informal plan, contract, agreement, policy or other arrangement providing for employment, compensation, severance, termination pay, retention pay or benefits, deferred compensation, bonus, performance awards, stock or stock-related awards, fringe benefits, disability benefits, supplemental employment benefits, vacation benefits, retirement benefits, profit-sharing, post-retirement benefits, or other employee benefits or remuneration of any kind, in each case entered into, maintained or contributed to by Seller or Seller Subsidiaries or with respect to which Seller or any of the Seller Subsidiaries has or may in the future have any liability (contingent or otherwise).

“Seller Subsidiaries” has the meaning given that term in Recital B.

“Service Contracts” has the meaning given that term in Section 5.21(e).

“Successful Bid” “ has the meaning given that term in Exhibit D.

“Successful Bidder” has the meaning given that term in Exhibit D.

“Successor Trustee” has the meaning given that term in Section 6.11.

“Tax” or “Taxes” means: (a) all federal, state, local, foreign and other net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, government fees, or other assessments or charges of any kind whatsoever, together with any interest and any penalties or additions to tax with respect thereto; (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law; and (c) any liability for the payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Return” means all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of the determination, assessment, collection or payment of any Taxes or to be supplied to a taxing authority in connection with the administration, implementation or enforcement of or compliance with any law related to any Tax.

“Third-Party Claim” has the meaning given that term in Section 9.9(a)(i).

“Top 20 Customer Lists” has the meaning given that term in Section 5.24(a).

“Top 20 Supplier Lists” has the meaning given that term in Section 5.24(a).

“Transfer Taxes” has the meaning given that term in Section 3.4(a).

“U.S. Subs” shall have the meaning given that term in Recital B.

“U.S. Sub Contracts” have the meanings given those terms in Section 5.19(a).

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IN WITNESS WHEREOF, Purchaser and Seller executed and delivered this Asset Purchase Agreement by their duly authorized representatives as of the Effective Date.

SELLER:		PURCHASER:

DECODE GENETICS, INC.		SAGA INVESTMENTS LLC

By:	/s/ KARI STEFANSSON	By:	/s/ ROBERT NELSEN
Name: Kari Stefansson		Name: Robert Nelsen
Its: Chief Executive Officer		Its: Manager

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